UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CARREKER CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share of Carreker Corporation (“Company Common Stock”)

	(2)	Aggregate number of securities to which transaction applies:
25,031,619 shares of Company Common Stock and 1,885,812 shares of Company Common Stock issuable upon the exercise of options with an exercise price of less than $8.05 per share. (1)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 25,031,619 shares of Company Common Stock multiplied by $8.05 per share and (B) options to purchase 1,885,812 shares of Company Common Stock with exercise prices less than $8.05, multiplied by approximately $2.477807 per share (which is the difference between $8.05 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$206,177,212

	(5)	Total fee paid:
$22,061

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

(1) Pursuant to the Agreement and Plan of Merger dated as of December 29, 2006, CFA Software Corporation, an indirect, wholly-owned subsidiary of CheckFree Corporation, will merge into the Registrant and each outstanding share of Company Common Stock will be converted into the right to receive $8.05. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $8.05 per share of common stock over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of January 18, 2007, there were 25,031,619 shares of Company Common Stock issued and outstanding, and there were 1,885,812 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $5.57 per share (excluding stock options with an exercise price equal to or in excess of $8.05 per share). The filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the merger and (ii) the transaction consideration of $8.05 per share of Company Common Stock, plus (y) the product of (1) the total number of shares of Company Common Stock subject to outstanding stock options having an exercise price less than $8.05 per share multiplied by (2) the excess of $8.05 over the weighted average exercise price for such stock options ((x) and (y) together, the “Merger Consideration”). The filing fee was calculated in accordance with Regulation 240.00-11 under the Exchange Act, by multiplying the Merger Consideration by 0.000107.

4055 Valley View Lane, Suite 1000
Dallas, Texas 75244

          , 2007

Dear Stockholder:

Our board of directors has approved a merger that provides for our acquisition by CheckFree Corporation. If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $8.05 in cash.

You will be asked, at a special meeting of our stockholders, to approve and adopt the merger agreement. The negotiation committee of our board of directors, which is comprised only of independent directors, unanimously found that the merger agreement and the merger were advisable and in the best interests of us and our stockholders, and recommended to our board of directors the approval and adoption of the merger agreement. Our board of directors has approved and adopted the merger agreement, and recommends that you vote “FOR” the approval and adoption of the merger agreement.

The special meeting of stockholders will be held on          ,          , 2007, at 10:00 a.m., Central Time, at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of our common stock that you own. Because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting, a failure to vote will have the same effect as a vote “against” the merger agreement. Accordingly, you are requested to submit your proxy by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided or to submit your proxy by telephone or the internet prior to the special meeting, whether or not you plan to attend the special meeting.

Submitting your proxy will not prevent you from voting your shares in person if you choose to attend the special meeting and vote your shares in person.

Thank you for your cooperation and continued support.

Very truly yours,

John D. Carreker, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED          , 2007
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT          , 2007.

4055 Valley View Lane, Suite 1000
Dallas, Texas 75244

          , 2007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2007

Dear Stockholder:

A special meeting of stockholders of Carreker Corporation, a Delaware corporation (“Carreker” or the “Company”), will be held on          ,          , 2007, at 10:00 a.m., Central Time, at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244 for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2006 (as it may be amended from time to time, the “merger agreement”), among the Company, CheckFree Corporation (“CheckFree”) and CFA Software Corporation, an indirect, wholly-owned subsidiary of CheckFree (“Merger Sub”), pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $8.05 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only stockholders of record on          , 2007, are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval and adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE SPECIAL MEETING, AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Carreker board of directors recommends that stockholders vote FOR the approval and adoption of the merger agreement at the special meeting, FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment thereof.

By order of the chairman of the board of directors,

John S. Davis
Corporate Secretary

          , 2007

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. All information contained in this proxy statement was prepared and supplied by Carreker Corporation, except for the descriptions of the businesses of CheckFree Corporation and CFA Software Corporation contained in this summary below under the heading “The Parties to the Merger” and elsewhere in this proxy statement under the headings “The Parties to the Merger — CheckFree Corporation” and “The Parties to the Merger — CFA Software Corporation,” which descriptions were supplied by CheckFree. In this proxy statement, the terms “Carreker,” “Company,” “we,” “our,” “ours,” and “us” refer to Carreker Corporation and its subsidiaries.

The Merger (Page 18)

The proposed transaction is the acquisition of Carreker by a subsidiary of CheckFree Corporation (“CheckFree”) pursuant to an Agreement and Plan of Merger, dated as of December 29, 2006 (the “merger agreement”), among Carreker, CheckFree and CFA Software Corporation, an indirect, wholly-owned subsidiary of CheckFree (“Merger Sub”). Once the merger agreement has been approved and adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Carreker (the “merger”). Carreker will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of CheckFree. Upon completion of the merger, you will receive $8.05 in cash, without interest, for each share of our common stock that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Delaware law).

The Parties to the Merger (Page 14)

Carreker Corporation
4055 Valley View Lane, Suite 1000
Dallas, Texas 75244
(972) 458-1981

Carreker Corporation provides integrated consulting and software solutions designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker has offices in Charlotte, Memphis, London and Sydney.

CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000

Founded in 1981, CheckFree Corporation provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.5 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.

CFA Software Corporation
c/o CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000

Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of CheckFree. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Date (Page 15)

The special meeting will be held on          ,          , 2007, starting at 10:00 a.m., Central Time, at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244.

Purpose (Page 15)

You will be asked to consider and vote upon approval and adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Carreker, and each outstanding share of our common stock (other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $8.05 in cash, without interest.

The special meeting may be adjourned for the purpose of soliciting additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date and Quorum (Page 15)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on          , 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were           shares of our common stock outstanding and entitled to vote.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (Page 15)

For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. All of our stockholders are entitled to one vote per share. A failure to vote your shares of Carreker common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Share Ownership of Directors and Executive Officers (Pages 15 and 49)

As of January 18, 2007, the current directors and executive officers of Carreker beneficially owned in the aggregate 5,144,184 shares (excluding options), representing approximately 20.6% of our outstanding common stock. Each of the current directors and executive officers has indicated that he or she intends to vote in favor of the approval and adoption of the merger agreement.

Voting and Proxies (Page 15)

Any Carreker registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Revocability of Proxy (Page 15)

Any Carreker registered stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with or transmitting to our Corporate Secretary at the principal executive offices of the Company, at or before the special meeting, an instrument or transmission of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Company’s Corporate Secretary, at or before the special meeting;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.

When the Merger Will be Completed (Page 37)

We are working to complete the merger as soon as possible. In the event of the approval and adoption of the merger agreement by Carreker’s stockholders and the satisfaction or waiver of the other closing conditions provided for in the merger agreement, we anticipate completing the merger shortly following the special meeting and, in any case, on or about March 31, 2007.

Effects of the Merger (Page 37)

If the merger agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Carreker, with Carreker being the surviving corporation. Upon completion of the merger, Carreker common stock will be converted into the right to receive $8.05 per share, without interest. Following completion of the merger, our common stock will no longer be quoted on Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. Carreker will be a wholly-owned subsidiary of CheckFree and our current stockholders will cease to have any ownership interest in Carreker or rights as Carreker stockholders. Therefore, you will not participate in any future earnings or growth of Carreker and will not benefit from any appreciation in value of Carreker.

Board Recommendation (Page 25)

After careful consideration, our board of directors has:

•	determined that the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders;

•	approved the merger;

•	approved and adopted the merger agreement; and

•	recommended that Carreker’s stockholders vote “FOR” the approval and adoption of the merger agreement.

In reaching its decision, our board of directors weighed a number of factors, including the recommendation of the negotiation committee of our board of directors, which is comprised solely of independent directors, and unanimously found that the merger agreement and the merger are advisable and in the best interest of the Company and its stockholders and recommended to the board of directors the approval and adoption of the merger agreement. For a list of the material factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger — Reasons for the Merger.”

Opinion of Bear Stearns (Page 25 and Annex B)

Bear, Stearns & Co. Inc. (“Bear Stearns”) has delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $8.05 in cash per share to be received by the common stockholders of Carreker pursuant to the merger agreement is fair, from a financial point of view, to such stockholders.

The opinion of Bear Stearns is addressed to the Company’s board of directors for its benefit and use, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to the board of directors or any of our stockholders as to how to vote in connection with the merger agreement. The opinion of Bear Stearns does not address the Company’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, the financing of the merger or the effects of any other transaction in which the Company might engage. The full text of the written opinion of Bear Stearns, dated December 27, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety. Pursuant to the terms of the engagement letter with Bear Stearns, the Company has agreed to pay to Bear Stearns a fee in the event the merger is consummated.

Treatment of Stock Options (Page 37)

All outstanding Carreker stock options shall become fully vested and exercisable at the effective time of the merger and, as of the effective time of the merger, shall then terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $8.05 over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $8.05 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger. The aggregate amount that will be paid out with respect to stock options is estimated to be approximately $4.7 million (exclusive of any applicable tax withholding).

Treatment of Restricted Stock (Page 37)

The merger agreement provides that, at the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and each outstanding share of our restricted stock, like all other outstanding shares of common stock, will be converted into the right to receive $8.05 in cash, without interest and less applicable tax withholding. The aggregate amount that will be paid with respect to all shares of restricted stock is estimated to be approximately $6.2 million (exclusive of any applicable tax withholding).

Interests of the Company’s Directors and Executive Officers in the Merger (Page 31)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their stock options and restricted stock fully cashed out in connection with the merger, as all stock options and restricted stock shall fully vest at the effective time of the merger, and the holders of stock options will receive cash payments for each share of common stock subject to such options equal to the excess, if any, of $8.05 per share over the exercise price per share of their options, without interest and less applicable tax withholding, and the holders of restricted stock will receive $8.05 per share for each share of their restricted stock, without interest and less applicable tax withholding;

•	each of our current executive officers (other than John D. Carreker, Jr.) has an employment agreement that provides for certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including termination following a change of control of the Company, which will occur as a result of the completion of the merger;

•	John D. Carreker, Jr.’s employment agreement provides for severance payments consistent with the Company’s standard severance payment policy in the event of his termination under certain circumstances and, in accordance with such policy, the Company is also obligated to pay Mr. Carreker’s medical insurance premiums for a limited period; and

•	the merger agreement provides for indemnification for our current and former directors and officers for six years following the effective time of the merger, as well as the purchase of an endorsement under the Company’s current officer and director insurance coverage covering his or her service to the Company as a director or officer with “tail” coverage for six years following the effective time of the merger.

Material United States Federal Income Tax Consequences (Page 34)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the merger to you in light of your particular circumstances.

Regulatory Approvals (Page 36)

Except for the filing of a certificate of merger in Delaware at or before the effective date of the merger and for the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 38)

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to each registered Carreker stockholder (each stockholder that holds stock in its own name as of the effective time of the merger). The letter of transmittal and instructions will tell such stockholders how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory appraisal rights.

No Solicitation of Transactions (Page 42)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (Page 45)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	approval of the merger by our stockholders;

•	the absence of governmental orders, not subsequently vacated, that have the effect of making the merger illegal or that otherwise restrict, prevent or prohibit the closing;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•	the performance by each of the parties of its covenants under the merger agreement in all material respects;

•	the receipt by us and CheckFree of all consents or approvals required under third-party contracts, except those for which the failure to obtain such consent is not likely to have a material adverse effect;

•	the accuracy of the parties’ representations and warranties in the merger agreement (several of which must be accurate in all material respects), including the absence of a material adverse effect with respect to us;

•	the disposition by us of our equity interests in Carretek LLC and Mastek Carreker Private Limited (the disposition of our interest in Carretek LLC was completed on January 22, 2007); and

•	the delivery by us of our audited financial statements as of and for the nine-months ended October 31, 2006.

The completion of the merger is not subject to CheckFree securing financing to fund the payment of cash to our stockholders. Other than the conditions pertaining to our stockholder approval, the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders, either we, on the one hand, or CheckFree and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of Carreker, CheckFree or Merger Sub, however, has expressed to the other parties any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (Page 46)

Carreker, CheckFree and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Carreker have approved and adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either us or CheckFree if:

•	the merger has not been consummated by June 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote was taken;

•	by CheckFree if:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withdraws, modifies or changes (or announces an intention to take any such option) in a manner material and adverse to CheckFree or Merger Sub its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement;

•	our board of directors approves or recommends to our stockholders a competing transaction (or announces an intention to take such option);

•	we breach or fail to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of CheckFree or Merger Sub to effect the merger being satisfied;

•	by us if:

•	we enter into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement and concurrently with the payment of the termination fee as specified in the merger agreement;

•	any of CheckFree or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied; or

•	the closing of the merger does not occur within three business days of the satisfaction or waiver of all conditions to the obligations of CheckFree and Merger Sub to close the merger and we have delivered to CheckFree and Merger Sub notice of such satisfaction or waiver.

Termination Fees and Expenses (Page 47)

We have agreed to pay CheckFree a fee of $7.5 million in cash if:

•	the merger agreement is terminated by any of CheckFree or Merger Sub because:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withdraws, or modifies or changes in a manner material and adverse to CheckFree or Merger Sub its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board of directors approves or recommends a competing transaction; or

•	the merger agreement is terminated by us because we have entered into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement.

CheckFree has agreed to pay us a fee of $7.5 million in cash if we terminate the merger agreement because the closing of the merger does not occur within three business days of the satisfaction or waiver of all conditions to the obligations of CheckFree and Merger Sub to close the merger and we have delivered to CheckFree and Merger Sub notice of such satisfaction or waiver.

If the merger agreement is terminated by either us, on the one hand, or CheckFree or the Merger Sub, on the other hand, due to a breach or failure to perform by the non-terminating party of any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of the terminating party to effect the merger being timely satisfied, then the terminating party is entitled to receive from the non-terminating party its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million).

Market Price of Carreker Stock (Page 48)

Our common stock is quoted on The Nasdaq Global Market (“Nasdaq”) under the symbol “CANI.” On December 29, 2006, which was the last trading day before we announced the merger, the Company’s common stock closed at $7.64 per share, compared to which the merger consideration represents a premium of 5.4%. On June 9, 2006, the last trading day prior to our announcement on June 12, 2006 that the board was exploring various strategic alternatives, the Company’s common stock closed at $6.50, compared to which the merger consideration represents a premium of 23.8%.

On          , 2007, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $      per share.

Dissenters’ Right of Appraisal (Page 51 and Annex C)

Delaware law provides you with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

Generally, to exercise your appraisal rights, you must deliver a written objection to the merger and demand for appraisal to the Company before the vote with respect to the merger agreement is taken, you must not vote in favor of the approval and adoption of the merger agreement and you must continuously hold your Carreker common stock from the date you make your demand for appraisal through the effective date of the merger. Your failure to follow exactly the procedures specified under Delaware law, as described in Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Carreker Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the merger?

A:	Under the terms of the merger agreement, once the closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Carreker. Carreker will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of CheckFree.

Q:	What will I receive as a result of the merger?

A:	Upon completion of the merger, if you are a stockholder at the effective time of the merger you will receive $8.05 in cash, without interest, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $8,050 in cash in exchange for your shares of common stock, without interest. You will not own shares in the surviving corporation. If you properly demand and perfect your statutory appraisal rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the merger agreement.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244, on , , 2007, at 10:00 a.m., Central Time.

Q:	Who is eligible to vote?

A:	All stockholders of record on the close of business on , 2007, the record date, will be eligible to vote.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	Have any of our stockholders agreed to vote in favor of the approval and adoption of the merger agreement?

A:	No. However, each of our current directors and executive officers has indicated that he or she intends to vote in favor of the approval and adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the DGCL, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement, they continuously hold their Carreker common stock from the date they make a demand for appraisal through the effective date of the merger, and they comply with the Delaware law procedures explained in this proxy statement. This amount could be more, the same or less than the value you would be entitled to receive under the terms of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q:	What is the opinion of the Company’s financial advisor?

A:	Our board of directors received an opinion from our financial advisor, Bear, Stearns & Co. Inc., that, as of December 27, 2006, the merger consideration of $8.05 per share is fair, from a financial point of view, to the common stockholders of Carreker. Please read “The Merger — Opinion of Bear Stearns” for information about the opinion of Bear, Stearns & Co. Inc., and Annex B for the complete opinion.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a registered stockholder, then you can ensure that your shares are voted at the special meeting by attending the special meeting and voting in person or by submitting your proxy via:

• telephone, using the toll-free number listed on the enclosed proxy card (if you are a registered stockholder, meaning if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or nominee makes telephone voting available);

• the Internet, at the address provided on the enclosed proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

• mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q:	Can I change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy (a) by filing with or transmitting to the Company’s Corporate Secretary at the Company’s principal executive offices an instrument or transmission of revocation or (b) by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How are votes counted?

A:	For the proposal relating to the approval and adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the merger agreement for the merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the approval and adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Georgeson Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, each registered Carreker stockholder as of the effective time of the merger (that is, each stockholder that holds stock in its own name rather than that of his or her broker) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the merger consideration. Such stockholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson Inc., our proxy solicitation agent, at (212) 440-9800 (collect) or toll free at (866) 425-8173. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger — Opinion of Bear Stearns” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	Considerations Relating to the Merger Agreement and the Merger:

•	the failure to satisfy the conditions to consummation of the merger, including the receipt of the required Carreker stockholder and regulatory approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	Political and General Economic Conditions:

•	current political and general economic conditions or changes in such conditions;

•	the effects of war, terrorism or catastrophic events;

•	political, social, economic, or other events resulting in the short or long term disruption of the Company’s business;

• Risks Related to Carreker:

•	changes in the banking industry’s demand for our solutions;

•	our ability to develop and license new technologies and services that meet the changing needs of our customers;

•	our ability to respond to a decline in check volumes or technological changes in industry standards;

•	our failure to meet market expectations due to our relatively fixed costs and fluctuating quarterly operating results;

•	our mix of products and services;

•	our relative lack of long-term customer agreements;

•	our dependence on our key personnel and our ability to attract and retain additional personnel;

•	our inability to fully benefit from strategic alliances and acquisitions;

•	our dependence on a relatively small number of key customers;

•	increased competition;

•	our ability to adequately protect our proprietary technology or prevent its unauthorized use;

•	infringement claims by third parties;

•	our ability to obtain satisfactory technology licenses from third parties;

•	claims or litigation that may adversely effect our financial results or our reputation;

•	defects or errors in our software and solutions;

•	information and data security requirements of our customers;

•	our significant international operations and the associated international business risks;

•	changes in government regulations, taxes, laws and legal matters;

•	impairment of our intangible assets;

•	our ability to accurately predict our revenue from certain sources;

• Risks Related to Carreker’s Common Stock:

•	fluctuations in our stock price unrelated to our performance; and

•	anti-takeover provisions of our governing documents and Delaware law.

The risks and certainties referenced above are discussed in greater detail in our Annual Report on Form 10-K for the year ended January 31, 2006 and other reports and documents filed by us with the Securities and Exchange Commission (the “SEC”), which reports and documents should be read in conjunction with this proxy statement. See “Where You Can Find Additional Information.” Such risks and uncertainties are in addition to those that apply to most businesses generally, including ours. We may encounter risks of which we are not aware at this time. These additional risks may cause serious damage to our business in the future, the fact of which we cannot estimate at this time, and could otherwise have an adverse impact on the proposed merger.

All forward-looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER

Carreker Corporation

For the last 28 years Carreker Corporation has designed, developed, sold and delivered payments-related software and consulting solutions to financial institutions and financial service providers. Our products and services address a broad spectrum of payment activities and are designed to help our clients enhance the performance of their payments businesses; improve operational efficiency in payments processing; enhance revenue and profitability from payments-oriented products and services; reduce losses associated with fraudulent payment transactions; facilitate compliance with risk-related laws and regulations; and/or maximize clients’ customer income streams by aligning their customer interactions and products with customer needs. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in Charlotte, Memphis, London and Sydney. As of January 22, 2007, Carreker employed a total of 492 employees.

Carreker Corporation is incorporated in the State of Delaware with its principal executive offices at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244. Carreker’s telephone number is (972) 458-1981.

CheckFree Corporation

Founded in 1981, CheckFree Corporation provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.5 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.

CheckFree Corporation is incorporated in the State of Delaware with its principal executive offices at 4411 East Jones Bridge Road, Norcross, Georgia 30092. CheckFree’s telephone number is (678) 375-3000.

CFA Software Corporation

Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of CheckFree. Merger Sub’s principal executive offices are located at c/o CheckFree Corporation, 4411 East Jones Bridge Road, Norcross, Georgia 30092. Merger Sub’s telephone number is (678) 375-3000. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us. The Company will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          ,          , 2007, starting at 10:00 a.m., Central Time, at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244, or at any adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement. Our stockholders must approve and adopt the merger agreement for the merger to occur. If our stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about          , 2007.

Record Date and Quorum

The holders of record of the Company’s common stock as of the close of business on          , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were           shares of the Company’s common stock outstanding.

The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Required Vote

Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the Company’s common stock outstanding on the record date. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Abstentions and broker non-votes will have the effect of votes against the approval and adoption of the merger agreement.

As of January 18, 2007, the current directors and executive officers of Carreker beneficially owned (excluding options), in the aggregate, 5,144,184 shares of the Company’s common stock, representing approximately 20.6% of our outstanding common stock. Each current director and executive officer of the Company has indicated that he or she intends to vote in favor of the approval and adoption of the merger agreement.

Appraisal Rights

Under the DGCL, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement, if they continuously hold their Carreker common stock from the date they make a demand for appraisal through the effective date of the merger, and if they comply with the Delaware law procedures explained in this proxy statement. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the merger agreement.

Proxies; Revocation

If you are a registered stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and your broker will give you directions on how to vote your shares. If you wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker. Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file with or transmit to our Corporate Secretary at the principal executive offices of the Company an instrument or transmission of revocation, (b) submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

Carreker does not expect that any matter other than the approval and adoption of the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

Registered stockholders and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the telephone and the Internet to submit your proxy depending on whether you are a registered stockholder or your shares are held in “street name” by your broker. In addition to submitting the enclosed proxy card by mail, registered Carreker stockholders may submit their proxies by telephone using the toll-free number listed on the enclosed proxy card, or by Internet at the address provided on the enclosed proxy card. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

This solicitation is made by the Company, and the Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Carreker may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Carreker will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Georgeson Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a fee of approximately $7,500 plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of Carreker’s business and strategic direction, over the years our board of directors evaluated from time to time the Company’s strategic alternatives and prospects. These evaluations were generally conducted during board meetings at which board members would exchange views as to industry and economic trends and strategic opportunities that might be available to the Company, and management would make presentations to the board of directors regarding its views with respect to strategic opportunities and its discussions with third parties regarding possible strategic transactions. Until recently, however, none of these evaluations or discussions with respect to a transaction material to the Company progressed beyond the preliminary stage.

Given the Company’s limited scale and resources, as well as the burdens associated with being a publicly held company, on November 3, 2005 our board of directors formed a strategic steering committee to explore and evaluate a wide range of strategic alternatives for the Company. James R. Erwin, Donald L. House and David K. Sias were appointed as the initial members of the strategic steering committee, with Mr. Erwin serving as the chairman of the committee. Webb Edwards was appointed as an additional committee member upon his election to the board of directors on November 15, 2005. On November 29, 2005, the Company retained Bear Stearns as financial advisor to assist in the evaluation of strategic alternatives. At the same time, the Company also engaged GuideCap Partners to advise on possible acquisitions and to serve as a secondary advisor in the event of a merger or sale of the Company.

The strategic steering committee met several times in December 2005 and January 2006 to discuss the Company’s goals, the status of potential strategic opportunities, and plans for the evaluation of additional strategic alternatives. In the course of these meetings, the strategic steering committee directed that management and Bear Stearns assess the interest of third parties to engage in possible strategic transactions with the Company. Following these meetings, the strategic steering committee provided the board of directors with updates regarding its evaluation of strategic alternatives.

Over the course of the next several months, the Company’s management and Bear Stearns discussed various possible strategic transactions with several interested parties. The strategic transactions under discussion included Company sale transactions (whether as a whole or in parts), business combination transactions, acquisition candidate transactions for the Company and strategic partnering arrangements. The strategic steering committee continued to evaluate the types of strategic alternatives that appeared most attractive to the Company and, with the approval of the board of directors, concluded that the strategic alternatives under consideration should be narrowed to those designed to increase the Company’s scale and capabilities in the marketplace, including but not limited to, a merger with a strategic partner, a sale of the Company and other possible transactions.

On June 12, 2006 the Company issued a press release announcing that the board of directors was exploring various strategic alternatives to best enhance stockholder value and that Bear Stearns had been retained to assist in the effort. Following the issuance of this press release, Bear Stearns received numerous inquiries from both prospective strategic and financial buyers. On June 20, 2006, the strategic steering committee met to discuss these inquiries and also discussed the relative merits of pursuing a more formalized process focused on a sale of the Company.

On June 26, 2006, Bryant R. Riley was appointed as a director of the Company to fill the vacancy created by Webb Edwards’ resignation. Mr. Riley and Jeffrey D. Watkins, a then-existing member of the board of directors, were both appointed to serve as new, additional members of the strategic steering committee.

On July 6, 2006, the representatives of Bear Stearns made a presentation to the strategic steering committee regarding a formal sale process that could be undertaken by the Company. One week later, at a meeting of the board of directors following the annual meeting of stockholders, Bear Stearns made a similar presentation to the full board of directors, the particulars of which were discussed at length by the board of directors. In addition, the Company’s legal counsel, Locke Liddell & Sapp LLP (“Locke Liddell”), which had been counseling the board of directors and the strategic steering committee throughout the strategic alternatives evaluation process, made a comprehensive presentation to the board of directors regarding its fiduciary duties and the legal standards applicable to its evaluation of strategic alternatives. Following deliberation, the board of directors authorized management to pursue a formal sale process and directed management to prepare a package containing confidential evaluation materials relating to the Company that would be distributed to potentially interested buyers as part of the process.

During the balance of July and into early August 2006, the Company and Bear Stearns were in contact with 10 potential strategic buyers and 18 potential financial buyers. As a result of these contacts, the Company initially entered into confidentiality agreements with seven potential buyers, to each of whom Bear Stearns distributed the aforementioned confidential evaluation materials on August 8, 2006.

On August 9, 2006, the board of directors met to review the status of efforts to schedule management presentations with various prospective buyers and to review and discuss a non-binding written offer received on August 7, 2006 from a company with which the Company had from time to time had discussions over the preceding several months, which we refer to as Company A, and which offered a price of $7.00 cash per share. After extensive discussion, the board of directors instructed John D. Carreker, Jr., the chairman of the board and chief executive officer of the Company, to respond that the offer was not so compelling as to terminate the Company’s sale process currently underway. Mr. Carreker so responded and also invited Company A to participate in the process, but Company A declined to actively engage in the process and stated that it would continue to evaluate its options.

On August 14, 2006, the strategic steering committee met to review and discuss preliminary business and financial materials prepared by management for in-person presentations to prospective buyers. During the following weeks, the Company’s management made presentations to five prospective buyers with whom it had had no previous substantive discussions relating to a merger or sale transaction, including CheckFree. During this time, Bear Stearns also was in contact with a number of other possibly interested parties, including one company, which we refer to as Company B, with which the Company had earlier in the year had substantive discussions. Company B indicated that it was interested in re-engaging in the process, so it signed a new confidentiality agreement and received the same confidential evaluation materials that were previously provided to potential buyers. On August 23, 2006, Bear Stearns sent a letter to Company B and to each of the other five prospective buyers that had received management presentations, inviting each of them to submit, on or before September 6, 2006, a preliminary, non-binding written proposal outlining the terms upon which they would propose to purchase the Company.

On September 7, 2006, the strategic steering committee met to discuss non-binding, written proposals dated September 6, 2006 received from two companies, a new company that had received a management presentation during the prior month, Company C, and also Company B. Both proposals provided for an exclusive period of negotiation and due diligence, and set forth various proposed transaction terms. Company C proposed $7.25 per share to be paid in the form of stock (with a willingness on Company C’s part to discuss an all cash transaction or a combination of cash and stock). Company C’s proposal was based on Carreker having a specified minimum cash balance at closing. Company B indicated that, based on the limited information available to it regarding the Company, it was “willing to consider” a price range between $9.25 and $10.25 per share. Although the price range that Company B said it was “willing to consider” was attractive, the committee members noted that Company B’s proposed price range was qualified and that Company B’s proposal also included several onerous terms and was subject to a number of qualifications, including approval of the proposed transaction by Company B’s executive management team. The committee was concerned about entering into a period of exclusive negotiation and due diligence with a company whose management team did not yet support a transaction and, in fact, on October 20, 2006, Company B declined to pursue further discussions in light of competing internal priorities that demanded its attention. The committee concluded that efforts should be pursued to continue non-exclusive negotiations with both companies that submitted proposals, while also attempting to engage other prospective buyers in the process. The committee informally met again on September 11 and 13, 2006 to obtain an update from management and Bear Stearns on discussions with each of these parties in the interim, and found that all prospective buyers needed additional time within which to determine whether they were interested in pursuing a transaction.

On September 27 and 28, 2006, the Company’s board of directors met off-site for a two-day meeting. During this meeting, the board of directors reviewed the Company’s financial performance for each of the first two quarters of fiscal 2006 and evaluated an outlook prepared by management regarding the final two quarters of 2006. The board of directors noted that the Company’s recent financial performance seemed to be adversely affected by the strategic alternatives process underway. Management also made a presentation to the board of directors regarding the opportunities and challenges for each of the Company’s business units and the anticipated performance of each of these units and the Company as a whole during the balance of fiscal 2006 and the succeeding fiscal year. The board of directors considered the Company’s business risks and opportunities and made particular inquiry into the Company’s future prospects as a stand-alone enterprise in the event that a strategic transaction was not completed. At the meeting, Bear Stearns also provided to the board of directors an update with respect to discussions with prospective buyers of the Company.

Following CheckFree’s completion of an internal strategic evaluation, on October 9, 2006 it submitted to the Company a written proposal setting forth a preliminary expression of interest to acquire the Company in the range of $170 million to $185 million cash, which the Company determined to be equivalent to a range of $6.70 to $7.20 per share. The strategic steering committee met the following day to receive an update from Bear Stearns as to progress in the strategic alternatives process, including a discussion of the CheckFree offer. Although the CheckFree offer was at the bottom end of the range of expressions of interest thus far received, it was determined that discussions with CheckFree should be pursued. Members of management also reported to the committee regarding ongoing presentations, meetings and responses to due diligence inquiries of prospective buyers.

In late October 2006, the Company’s management met on several occasions with representatives of Company A, and on November 8, 2006 Company A executed a confidentiality agreement and thereafter received the confidential evaluation materials previously distributed to other interested parties and again met with management. However, Company A continued to refuse to actively participate in the process or to submit a written proposal.

On November 20, 2006, the board of directors met at length to review the Company’s performance during the third quarter of fiscal 2006 and the outlook for the fourth quarter and fiscal year ending January 31, 2007. During the meeting, management presented to the board of directors a contingency reorganization plan outlining various recommended steps to take in fiscal 2007 in the event that the Company was not able to complete a strategic transaction and setting forth the Company’s anticipated performance resulting from the implementation of such steps. Bear Stearns then reviewed with the board of directors the status of discussions with interested third parties, including a revised proposal received from CheckFree on November 17, 2006 offering $200 million to $210 million (which the Company determined to be equivalent to a range of $7.60 to $7.97 per share) in an all-cash transaction, which assumed that the Company had specified minimum cash and net working capital balances at closing. The revised CheckFree offer required a 60-day period of exclusivity, but contained few other details. The board of directors was also advised that Company C had orally confirmed that it remained interested in acquiring the Company based on its original written proposal of $7.25 per share, and that Company A had orally indicated that it remained interested in a transaction “in the mid $7’s,” but was not willing to submit an offer in writing or provide any further details at that time. In an effort to generate the best possible concrete offer before agreeing to a period of exclusive negotiations with a single party, the board of directors directed that a non-binding letter, which would memorialize the understanding of the parties regarding a possible transaction, be prepared and distributed with instructions that each party respond thereto and submit their best offer in writing no later than November 29, 2006.

On November 29, 2006, the Company received non-binding, written offers from both Company C and CheckFree. These proposals were presented to the board of directors at a meeting held on November 30, 2006. Company C’s offer letter set forth an offer of $8.00 per share cash, stipulated a minimum closing cash balance, rejected a number of terms proposed by the Company in its proposed term sheet and, importantly in the view of the Company’s board of directors, was subject to the approval of Company C’s debt holders, lenders and prospective private equity investors. CheckFree’s offer letter set forth an offer of $8.05 per share cash and specified minimum closing balance sheet requirements, but contained few other changes of substance to the Company’s original proposed term sheet. The board of directors, together with management and representatives of Bear Stearns and Locke Liddell, discussed the proposals at length. The board of directors especially noted that Company C’s proposal required that it obtain a number of third party approvals, which would likely result in time delays and a greater degree of uncertainty in reaching an agreement and closing a transaction with Company C. The board of directors, therefore, concluded that CheckFree’s proposal appeared to offer both the best value to the Company’s stockholders and the greatest likelihood of being realized through timely consummation of a transaction, so it authorized management to negotiate with CheckFree a non-binding letter to memorialize the understanding of the parties regarding a possible transaction and provide for a limited period of exclusive negotiations. The board of directors also authorized the formation of a negotiation committee to work with management, Bear Stearns and Locke Liddell to negotiate the final terms of a definitive agreement with CheckFree. The negotiation committee was comprised of James R. Erwin, Jeffrey D. Watkins and W. C. Hammett, with Mr. Erwin serving as chairman of the committee. On November 30, 2006, the Company and CheckFree executed a non-binding letter memorializing the understanding of the parties regarding a possible transaction and providing for a limited period of exclusive negotiations.

CheckFree promptly commenced detailed due diligence efforts, and on December 6, 2006, Locke Liddell distributed to CheckFree an initial draft of the proposed form of merger agreement. Over the course of the ensuing weeks, the Company’s negotiation committee and CheckFree negotiated the terms of the merger agreement through telephone calls and other communications between their respective representatives and counsel and through the exchange of draft documents and schedules. During this period, CheckFree continued to conduct substantial, detailed due diligence of the Company and its operations. The negotiation committee met on each of December 14 and December 20, 2006 to discuss unresolved issues in the draft merger agreement and to evaluate the Company’s posture with respect to these issues. The board of directors also met later in the day on December 20, 2006 to receive a report from the negotiation committee as to the status of negotiations concerning the draft merger agreement. In addition, at this meeting, management presented to the board of directors a revised contingency reorganization plan, which had been revised from the plan presented by management to the board of directors on November 20, 2006. The revised plan reflected management’s best current assumptions and estimates for the Company’s anticipated future performance in the event that the Company did not enter into the merger agreement, terminated the strategic alternatives process and pursued operations as a stand-alone enterprise. After discussion and deliberation, the board of directors approved the assumptions and estimates incorporated into the revised contingency reorganization plan.

The negotiation committee met again on December 21, 2006 to address the resolution of the last significant unresolved issues in the draft merger agreement and instructed Locke Liddell as to the manner in which these issues should be negotiated, with the expectation that a comprehensive draft merger agreement would thereafter immediately be circulated to the board of directors. On December 22, 2006 Locke Liddell circulated to the board of directors a comprehensive draft merger agreement, together with other materials for the review and evaluation of the board of directors.

On December 27, 2006, a meeting of the negotiation committee was held, which was followed by a meeting of the board of directors. Messrs. Erwin, Watkins and Hammett were present at the meeting of the negotiation committee, as were various members of management and a representative of Bear Stearns and representatives of Locke Liddell. A representative from Locke Liddell reported to the negotiation committee the proposed resolution of the previously outstanding issues in the merger agreement, and the representative of Bear Stearns provided commentary with respect to the resolution of such issues. A general discussion among the members of the committee ensued as to the terms of the merger agreement and the advisability of the merger. Following this discussion, the negotiation committee found that after due consideration of all relevant factors, the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders, and recommended to the board of directors the approval and adoption of the merger agreement.

Later on December 27, 2006, the board of directors of the Company met, with all members present other than James D. Carreker and J. Coley Clark. The members of the Company’s management, the representative of Bear Stearns and the representatives of Locke Liddell that had joined the meeting of the negotiation committee also joined the meeting of the board of directors. The chairman of the board of directors requested that the representative of Bear Stearns make its presentation relating to the merger. The representative of Bear Stearns summarized for the board of directors various aspects of the proposed merger, including an overview of key terms of the merger, an analysis of the premium to the Company’s historical and current stock prices represented by CheckFree’s offer, a review of the sale process conducted by the Company with Bear Stearns’ assistance, a financial analysis of the Company, the Company’s valuation implied by the offer, an analysis of companies that Bear Stearns viewed as generally comparable to the Company, an analysis of transactions that Bear Stearns viewed as generally comparable to the sale of the Company and a discounted cash flow analysis of the Company. After further discussion, the board of directors requested that Bear Stearns render an opinion as to whether the proposed merger consideration to be received by the Company’s stockholders was fair from a financial point of view. Bear Stearns then delivered to the Company’s board of directors its opinion that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion delivered to the board of directors, that the per share consideration to be received by the Company’s stockholders was fair, from a financial point of view, to the Company’s stockholders. During the course of Bear Stearns’ presentation and rendering of its opinion, the representative of Bear Stearns responded to questions from members of the board of directors confirming or clarifying their understanding of the analyses performed by Bear Stearns and the opinion rendered by Bear Stearns, as described in greater detail under “The Merger-Opinion of Bear Stearns.” The full text of the written opinion of Bear Stearns, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement.

The chairman of the board of directors then requested that a representative of Locke Liddell make its presentation to the board of directors. The representative of Locke Liddell reviewed the material terms of the merger agreement, noted the potential conflicts of interests of Carreker’s officers and directors, and then discussed the fiduciary obligations of the board of directors in light of the proposed merger, including a discussion of the efforts undertaken by the board of directors and its committees to explore alternative transactions; the duty owed of the directors to evaluate the merger agreement and the merger on behalf of the Company’s stockholders; and the fact that the negotiation committee, which is wholly comprised of independent directors, had determined that the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders and had recommended the adoption and approval of the merger agreement; the rights negotiated by the negotiation committee to terminate the proposed merger to accept an alternative superior transaction under certain circumstances; and the efforts of the board of directors and its committees to be fully informed and to exercise due care in their deliberations and efforts. The board of directors discussed a number of factors, including the proposed terms of the merger agreement, the risks and merits of the merger and the risks and merits of not pursuing the merger. The members of the board of directors present at the meeting then unanimously found that after due consideration of all relevant factors (including the recommendation of the negotiation committee as well as the opinion rendered by Bear Stearns, but without expressly adopting the analysis of either of these parties), the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders, and approved the merger, approved and adopted the merger agreement and recommended that the Company’s stockholders vote for the approval and adoption of the merger agreement.

The merger agreement was executed by the Company, CheckFree and Merger Sub on December 29, 2006 after the close of business. On January 2, 2007, prior to the opening of business, the Company and CheckFree issued a joint press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger, approve and adopt the merger agreement and recommend the approval and adoption of the merger agreement by our stockholders, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered the following material factors and potential benefits of the merger, each of which it believed supported its decision:

•	the value of the consideration to be received by the Company’s stockholders in the merger, as well as the fact that the stockholders will receive the consideration in cash, which provides certainty of value to the stockholders;

•	the $8.05 per share to be paid as the consideration in the merger represents a premium of 6.3% to the closing price on December 26, 2006, a premium of 8.3% to the average closing price for the thirty trading days ended December 26, 2006, and a premium of 23.8% to the closing price on June 9, 2006, the last trading day prior to our announcement on June 12, 2006 that the board was exploring various strategic alternatives;

•	the merger is the result of an active sale process in which we, directly or indirectly through Bear Stearns, had contact with approximately 28 interested parties;

•	the board’s belief that the merger is more favorable to the Company’s stockholders than any other alternative reasonably available to us and the stockholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other bidders in the sale process, as well as the risks and uncertainties associated with those alternatives;

•	the financial presentation (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion that as of December 27, 2006, the merger consideration of $8.05 in cash per share to be received in the merger is fair to the stockholders from a financial point of view;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remain a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company having limited scale and resources;

•	the increased regulation and costs associated with being a publicly held company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act, and the fact that those burdens would be eliminated following consummation of the merger;

•	the financial and other terms and conditions of the merger agreement, the fact that they were the product of arm’s-length negotiations between the parties, and the fact that the negotiation committee (which is comprised solely of independent directors) unanimously recommended the approval and adoption of the merger agreement;

•	the negotiation committee received advice from Bear Stearns, as financial advisor, and Locke Liddell, as legal advisor, each of which has extensive experience in transactions similar to the merger;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to CheckFree and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

•	the provisions of the merger agreement that allow the board, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our stockholders vote in favor of the approval and adoption of the merger agreement;

•	the provisions of the merger agreement that allow the Company, under certain limited circumstances if required by the board to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties;

•	the provisions of the merger agreement that provide the board the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement, including the payment to CheckFree of a $7.5 million termination fee);

•	the provisions of the merger agreement providing that the Company would be entitled to receive a $7.5 million termination fee in the event it terminated the merger agreement in certain circumstances, and be entitled to have its expenses reimbursed, up to a limit of $1,000,000, in the event it terminated the merger agreement in other circumstances;

•	the conclusion of the board that both the $7.5 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse CheckFree and Merger Sub for certain expenses, up to a limit of $1.0 million, in the event that the merger agreement is terminated under certain circumstances, were reasonable in light of the benefits of the merger, the sale process conducted by the Company with the assistance of Bear Stearns and commercial practice;

•	our remedies for the breach by CheckFree or Merger Sub of the merger agreement, which are limited in terms of monetary damages to fixed amounts of cash payments depending on the circumstances of such breach, all as further described under “The Merger Agreement — Fees and Expenses;”

•	the fact that the completion of the merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

•	the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The board of directors also considered and balanced against the potential benefits of the merger the following potentially material adverse factors concerning the merger:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that the Company would be obligated to pay a termination fee to CheckFree under certain circumstances;

•	the fact that upon completion of the merger the Company will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of the Company;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the interests of our officers and directors in the merger;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that the Company pay CheckFree a $7.5 million termination fee in order for the board of directors to accept a superior proposal;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweighed the risks and that the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders. The board of directors did not assign relative weights to the factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, our board of directors has:

•	determined that the merger agreement and the merger are advisable and in the best interests of the Company and its stockholders;

•	approved the merger;

•	approved and adopted the merger agreement; and

•	recommended that Carreker’s stockholders vote “FOR” the approval and adoption of the merger agreement.

In reaching its decision, our board of directors took into account all of the factors set forth above, as well as others, and particularly noted that the negotiation committee of our board of directors, which is comprised solely of independent directors, unanimously found that the merger agreement and the merger are advisable and in the best interest of the Company and its stockholders and recommended to the board of directors the approval and adoption of the merger agreement.

Opinion of Bear Stearns

Overview

Pursuant to an engagement letter dated November 29, 2005, our board of directors retained Bear Stearns to act as our financial advisor and to the extent requested by us and appropriate under the circumstances, to render an opinion to our board of directors as to the fairness, from a financial point of view, to our stockholders, as applicable, of the consideration to be received in a merger or a sale. In selecting Bear Stearns, the board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the technology industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the December 27, 2006 meeting of our board of directors, Bear Stearns delivered its written opinion that, as of December 27, 2006, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received in the merger is fair, from a financial point of view, to our stockholders.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to our board of directors for its benefit and use;

•	did not constitute a recommendation to the board of directors or any stockholder of Carreker as to how to vote in connection with the merger or otherwise; and

•	did not address our underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us, the financing of the merger or the effects of any other transaction in which we might engage.

We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft of the Agreement, dated December 22, 2006;

•	reviewed our Annual Reports to stockholders and Annual Reports on Form 10-K for the fiscal years ended January 31, 2004, 2005 and 2006, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2006, July 31, 2006 and October 31, 2006 and our Current Reports on Form 8-K filed since January 31, 2006;

•	reviewed certain operating and financial information relating to our business and prospects, including projections for the quarter ending January 31, 2007 and three fiscal years ending January 31, 2010 set forth in the Company’s revised contingency reorganization plan (the “Projections”), all as prepared, revised and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Carreker common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Carreker;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Carreker;

•	performed discounted cash flow analyses based on the Projections; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by us or obtained by Bear Stearns from public sources, including, without limitation, the Projections. With respect to the Projections, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Projections, and Bear Stearns further relied upon the assurances of our senior management that they are unaware of any facts that would make the information and Projections incomplete or misleading. We authorized and directed Bear Stearns to rely solely upon the Projections (including all underlying assumptions and estimates) in performing its valuation and financial analyses in connection with the rendering of its opinion. The Projections were included in our revised contingency reorganization plan approved by our board of directors on December 20, 2006 and reflected management’s best current assumptions and estimates for our projected financial performance and future prospects in the event that our strategic alternatives process were to be terminated and we were to continue to operate as a stand-alone business enterprise.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of our assets or liabilities (contingent or otherwise), nor was Bear Stearns furnished with any such appraisals. During the course of Bear Stearns’ engagement, Bear Stearns was asked by our board of directors to solicit indications of interest from various third parties regarding a potential transaction with Carreker and Bear Stearns considered the results of such solicitation in rendering its opinion. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Carreker.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Carreker common stock may trade subsequent to the announcement of the merger.

The following is a brief summary of the significant reviews, financial analyses and valuation analyses performed by Bear Stearns and presented to the board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Review of Sales Process

Bear Stearns reviewed for the board of directors the sale process undertaken by the Company. On June 12, 2006 Carreker issued a press release announcing the exploration of strategic alternatives and its previous retention of Bear Stearns. Subsequently, Bear Stearns was in contact with 10 strategic and 18 financial buyers to assess their potential interest in acquiring, merging with or entering into another extraordinary transaction with the Company. Of these potential buyers, nine executed confidentiality agreements and received confidential evaluation materials, seven participated in one or more meetings with our management, three submitted an initial bid (exclusive of the bid submitted by Company A on August 7, 2006, prior to the time that the Company’s sale process was underway in earnest) and two submitted final written bids.

Comparison of Merger Consideration to Historical Stock Prices

Bear Stearns compared the consideration to be received by our stockholders of $8.05 per share to our stock price on December 22, 2006, and our 52-week high, 52-week low, our 30-day average and our 90-day average leading up to December 22, 2006.

The table below summarizes the analysis.

Premium/(Discount) of the Consideration to be Received by the Stockholders of $8.05 per Share Relative to:

Stock Price as of December 22, 2006 of $7.60	5.9%
52-Week High of $7.89	2.0%
52-Week Low of $4.73	70.2%
30-Day Average Stock Price of $7.41	8.7%
90-Day Average Stock Price of $6.97	15.4%

Bear Stearns compared the consideration to be received by our stockholders of $8.05 to our stock price on June 1, 2006, one week prior to the public disclosure by a stockholder of its significant ownership stake in the Company (“Unaffected Stock Price”). Bear Stearns also compared the consideration to be received by stockholders to the 30-Day Unaffected Stock Price average and the 90-Day Unaffected Stock Price average.

The table below summarizes the analysis:

Premium/(Discount) of the Consideration to be Received by the Stockholders of $8.05 per Share Relative to:

Unaffected Stock Price as of June 1, 2006 of $5.58	44.3%
30-Day Average Unaffected Stock Price of $5.74	40.2%
90-Day Average Unaffected Stock Price of $5.95	35.3%

Calculation of Carreker’s Value Based on the Transaction

Bear Stearns calculated the enterprise value for Carreker for purposes of analyzing the consideration to be received by our stockholders. “Enterprise Value” is calculated as the sum of the equity value of Carreker’s common stock (including calculating the value of in-the-money options with a deduction for the exercise prices) and our total debt outstanding as of October 31, 2006 and subtracting our cash balance as of such date.

The Enterprise Value based on the Unaffected Stock Price was calculated as $103.1 million; Enterprise Value based on then current market (as of December 22, 2006) (“Current Market Price”) was calculated as $156.6 million; and Enterprise Value based on the $8.05 per share price to be paid by CheckFree in the merger (“Transaction Price”) was calculated as $168.7 million.

Calculation of Transaction Multiples

Bear Stearns calculated multiples of Carreker’s Enterprise Value to (i) our revenues for the latest twelve months ending October 31, 2006, referred to in this summary as “LTM Revenues”, and estimated Revenues for the fiscal years ending January 31, 2007 and January 31, 2008 based on the Projections and (ii) our earnings before interest, taxes, depreciation and amortization, referred to in this summary as “EBITDA”, for the latest twelve months ending October 31, 2006, referred to in this summary as “LTM EBITDA”, and estimated EBITDA for the fiscal years ending January 31, 2007 and January 31, 2008 based on the Projections.

The table below summarizes the analysis, based on the Projections ($ in millions).

	Revenue			EBITDA
	LTM	FYE JAN. 2007	FYE JAN. 2008	LTM	FYE JAN. 2007	FYE JAN. 2008

Statistic	$114.4	$118.0	$132.2	$12.0	$13.4	$14.8
Implied Multiple at the Unaffected Stock Price	0.90x	0.87x	0.78x	8.6x	7.7x	6.7x
Implied Multiple at the Current Market Price	1.37x	1.33x	1.18x	13.1x	11.7x	10.6x
Implied Multiple at the Transaction Price	1.47x	1.43x	1.28x	14.0x	12.6x	11.4x

Discounted Cash Flow Analysis

Bear Stearns calculated the estimated present value of our stand-alone, unlevered after-tax free cash flows for the projected fiscal years ending January 31, 2008, January 31, 2009 and January 31, 2010 based on the Projections. Bear Stearns further calculated an implied range of terminal values for Carreker by applying a range of multiples of 9.0x to 12.0x to our projected fiscal year 2010 EBITDA. The present value of the free cash flows and terminal values was computed using a range of discount rates of 15.0% to 17.0%, that corresponded to Carreker’s estimated weighted average cost of capital.

This analysis resulted in a range of implied equity values per share for our common stock of $7.50 to $9.26 per share, which includes the value of our net operating losses.

Comparable Company Analysis

Bear Stearns analyzed selected historical and projected operating information provided by our senior management, stock price performance data and valuation multiples for Carreker and compared these data to those of six publicly traded companies deemed by Bear Stearns to be generally comparable to Carreker (the “Comparable Companies”).

•	Bottomline Technology

•	Corillian

•	Efunds

•	Fundtech

•	S1

•	Transaction Systems Architects

Bear Stearns utilized the earnings forecasts for the Comparable Companies from publicly available data and Wall Street research. Bear Stearns reviewed, among other things, the Comparable Companies’ (i) Enterprise Value as a multiple of estimated EBITDA for the calendar year ending 2006, referred to in this summary as “CY 2006E EBITDA”, and estimated EBITDA for the calendar year ending 2007, referred to in this summary as “CY 2007E EBITDA” and (ii) Price as a multiple of estimated earnings per share (which is referred to as EPS) for the calendar years ending December 31, 2006 and December 31, 2007. The multiples were based on closing stock prices for the comparable companies on December 22, 2006.

The table below summarizes the analysis.

Enterprise Value/
	CY 2006E	CY 2007E	CY 2006E	CY 2007E
	EBITDA	EBITDA	P/E	P/E

Mean	15.5x	13.2x	21.4x	20.7x
Median	14.5x	11.7x	21.8x	19.1x
Harmonic Mean	14.3x	12.2x	21.4x	19.8x

Based on its analysis, Bear Stearns chose a EBITDA multiple range of 8.0x to 10.0x for Carreker’s estimated calendar year 2007 EBITDA, which resulted in an implied equity value per share of $6.46 to $7.58, which includes the value of our net operating losses.

Based on its analysis, Bear Stearns chose a P/E multiple range of 17.0x to 20.0x for Carreker’s estimated calendar year 2007 net earnings, which resulted in an implied equity value per share of $6.10 to $7.08, which includes the value of our net operating losses.

Precedent M&A Transactions Analysis

Bear Stearns analyzed five merger and acquisition transactions involving companies in the financial technology industry which Bear Stearns deemed generally comparable to Carreker and the merger. Transaction values ranged from $156.2 million to $2,485 million and include completed transactions announced between January 28, 2004 and October 16, 2006. Bear Stearns reviewed, among other things, the ratio of the target companies’ enterprise value implied in the respective transactions to target companies’ LTM EBITDA and projected EBITDA (“Forward EBITDA” in the table) for the year in which the transaction was announced.

The precedent transactions in the Bear Stearns analysis were:

•	Open Solutions/Investor Group

•	Bisys Information Services/Open Solutions

•	Certegy/Fidelity National Information

•	InterCept/Fidelity National Financial

•	Sanchez Computer Associates/Fidelity National Financial

The table below summarizes the analysis.

Transaction Value/LTM EBITDA			Transaction Value/Forward EBITDA
Mean	Median	Harmonic Mean	Mean	Median	Harmonic Mean

15.6x	13.0x	12.4x	9.3x	9.7x	9.1x

Based on its analysis, Bear Stearns chose a LTM EBITDA multiple range of 9.0x to 12.0x for Carreker, which resulted in an implied equity value per share of $5.77 to $7.13.

Based on its analysis, Bear Stearns chose a forward EBITDA multiple range of 8.0x to 10.0x for Carreker, which resulted in an implied equity value per share of $6.13 to $7.23.

Valuation of Net Operating Losses

Bear Stearns performed a valuation of our net operating losses based on a utilization schedule provided by us. Based on the utilization schedule, Bear Stearns calculated the estimated present value of the after-tax cash flows that we will realize as a result of reduced future cash tax payments. The present value of the after-tax cash flows was computed based on a range of discount rates of 15.0% to 17.0%, which corresponded to Carreker’s estimated weighted average cost of capital.

This analysis resulted in a range of implied values per share of $0.34 to $0.35.

General

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by our stockholders in the merger. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Carreker, and none of the precedent M&A transactions used in the precedent M&A transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and precedent M&A transactions is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Carreker and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the merger were determined through negotiations between us and CheckFree, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, the Bear Stearns opinion was just one of the many factors taken into consideration by our board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the board of directors with respect to the fairness of the consideration to be received, from a financial point of view, by our stockholders in the merger.

Bear Stearns has acted as a financial advisor to Carreker in connection with the merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the merger, and reimbursement of certain expenses. In addition, Carreker has agreed to indemnify Bear Stearns against certain liabilities arising out of our engagement of Bear Stearns in connection with the merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Carreker and/or CheckFree and their respective affiliates for Bear Stearns’ own account and for the account of Bear Stearns’ customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Effects on the Company if the Merger is not Completed

In the event that the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, if the merger is not completed, we expect that our management will continue to operate the business and that the Company’s stockholders will continue to be subject to risks and opportunities that are similar to those to which they are currently subject, including, among other things, the political, economic and industry conditions and risks identified under “Cautionary Statement Concerning Forward-Looking Information” above. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s board of directors will evaluate and review the business operations, properties, and capitalization of the Company, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $7.5 million, and in other circumstances up to $1.0 million of CheckFree’s and Merger Sub’s expenses incurred in connection with the merger agreement. See “The Merger Agreement — Termination.”

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and approving and adopting the merger agreement.

Treatment of Stock Options

As of January 18, 2007, there were 838,316 shares of our common stock subject to outstanding stock options with an exercise price of less than $8.05 per share, which options were granted under our Third Amended 1994 Long Term Incentive Plan and our Director Stock Option Plan (collectively referred to as the “Company Stock Plans”) to our current executive officers and directors. Each outstanding stock option that remains outstanding at the effective time of the merger shall become fully vested and exercisable, and shall then terminate and thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $8.05 over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $8.05 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger.

Following is a table which sets forth, as of January 18, 2007, the number of outstanding options with exercise prices of less than $8.05 per share held by the executive officers and directors of the Company who have served as such at any time since February 1, 2006, the weighted average exercise prices of such options, and the consideration that each such option holder will be entitled to receive pursuant to the merger agreement in connection with such options (not taking into account any applicable tax withholding).

	Number of Options
	with an Exercise	Weighted Average
	Price less	Exercise Price of	Resulting
	than $8.05 per Share	Such Options	Consideration

John D. Carreker, Jr.	122,500	$4.92	$383,550
John D. Carreker, III	121,500	$5.26	$339,070
John S. Davis	20,000	$6.07	$39,600
Suzette L. Massie	92,800	$7.15	$83,380
Lisa K. Peterson	108,550	$6.35	$184,043
Blake A. Williams	91,500	$5.74	$211,150
James D. Carreker	46,440	$5.71	$108,899
J. Coley Clark	24,769	$6.61	$35,559
Webb Edwards	8,086	$5.09	$23,935
James R. Erwin	42,302	$5.79	$95,590
William C. Hammett, Jr.	11,976	$6.79	$15,090
Donald L. House	63,569	$5.19	$181,785
Richard R. Lee, Jr.	32,932	$5.10	$97,109
Bryant R. Riley	2,994	$6.79	$3,772
David K. Sias	42,302	$5.79	$95,590
Gregory B. Tomlinson	24,769	$6.61	$35,559
Jeffrey D. Watkins	25,339	$6.42	$41,415

Treatment of Restricted Stock

As of January 18, 2007, there were 295,418 restricted shares of our common stock held by our executive officers under our Company Stock Plans. Under the terms of the merger agreement, at the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and the holder of each share of restricted stock will be entitled to receive a cash payment of $8.05 per share, without interest and less any applicable tax withholding.

The following table summarizes the shares of restricted stock held by our executive officers as of January 18, 2007, and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock (not taking into account any applicable tax withholding).

	Number of Shares of	Resulting
	Restricted Stock	Consideration

John D. Carreker, Jr.	24,900	$200,445
John D. Carreker, III	79,734	$641,859
John S. Davis	15,000	$120,750
Suzette L. Massie	44,200	$355,810
Lisa K. Peterson	51,850	$417,393
Blake A. Williams	79,734	$641,859

Severance Arrangements

Each of our current executive officers has an employment agreement with us that will remain in effect after the completion of the merger. With the exception of John D. Carreker, Jr.’s agreement, each of these employment agreements contain specific change of control severance payment provisions. Under these provisions, if the officer’s employment is terminated under certain circumstances following a change of control (such as the merger), the officer will be entitled to receive a lump sum severance payment as set forth in the officer’s employment agreement. Following is a table showing the amount of this severance payment for each of our executive officers.

Severance Payment Amount

John D. Carreker, III	two times (2x) current annual base salary and maximum targeted bonus (currently, an annual amount of $463,500)
John S. Davis	one times (1x) current annual base salary and maximum targeted bonus (currently, an annual amount of $315,000)
Suzette L. Massie	two times (2x) current annual base salary and maximum targeted bonus (currently, an annual amount of $463,500)
Lisa K. Peterson	one and a half times (1.5x) current annual base salary and maximum targeted bonus (currently, an annual amount of $463,500)
Blake A. Williams	two times (2x) current annual base salary and maximum targeted bonus (currently, an annual amount of $463,500)

John D. Carreker, Jr.’s employment agreement also provides for severance payments to be made to Mr. Carreker if his employment is terminated under certain circumstances. In such circumstances, Mr. Carreker is entitled to receive severance payments consistent with the Company’s standard severance policy in effect at the time of his termination. Under the Company’s current policy, Mr. Carreker would be entitled to receive a lump sum payment equal to 26 weeks’ salary, or approximately $222,263, plus, if he is terminated following a change of control such as the merger, additional severance payments equal to his salary for a three-month period following termination, which would in the aggregate amount to approximately $111,437. Under the terms of such policy, the Company is also obligated to pay the “employer cost” of Mr. Carreker’s medical insurance premiums for a period of three months under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Indemnification and Insurance

Without limiting any additional rights that any officer or director may have under any written indemnification agreement, the merger agreement provides that CheckFree and the surviving corporation will indemnify and hold harmless each person who is (as of the execution of the merger agreement) or has been at any time prior to the execution of the merger agreement, or who becomes prior to the effective time of the merger, a director, officer or employee of the Company or any of its subsidiaries or who acts as a fiduciary or agent of the Company or its subsidiaries against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer, director, employee, fiduciary or agent of the Company or any of our subsidiaries (or was serving at the request of the Company or any subsidiary in any such position of another entity or a joint venture, trust or other enterprise) or any actions arising out of or pertaining to the negotiation, execution or performance of the merger agreement or any of the transactions or agreements contemplated by or delivered in connection therewith. In this regard, the Company, and after the merger, CheckFree and the surviving corporation, will also be required to advance expenses to an indemnified officer, director or employee, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the person is not entitled to indemnification.

The merger agreement provides that for a period of six years after the effective time of the merger, the indemnification or exculpation provisions in our charter and bylaws and indemnification agreements will continue in force and effect.

In addition, the merger agreement provides that prior to the effective time of the merger, we will obtain and fully pay for an endorsement to our existing liability insurance policy providing “tail” coverage with a period of six years from the effective time of the merger.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U. S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, under certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Except for the filing of certificate of merger in Delaware at or before the effective date of the merger, and for the pre-merger notification filing required by the HSR Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Certain transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”) to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a 30-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. Neither Carreker nor CheckFree believes that the merger will violate federal antitrust laws. If the merger is not consummated within 12 months after the expiration or early termination of the initial HSR Act waiting period, Carreker and CheckFree would be required to submit new information to the Antitrust Division and the FTC and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be consummated.

Accounting Treatment

We expect that the merger will be accounted for by CheckFree using the purchase method of accounting, in accordance with generally accepted accounting principles.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. See “The Merger — Opinion of Bear Stearns.”

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, CheckFree and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties contained in the merger agreement as characterizations of the actual state of facts. Moreover, information concerning the subject the matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Carreker’s public disclosures.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware (or such later time as provided in the certificate of merger).

Structure

At the effective time of the merger, Merger Sub will merge with and into the Company. The Company will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of CheckFree. All of the Company’s and Merger Sub’s properties (including real, personal and mixed properties), rights, privileges, powers and franchises (both public and private), and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $8.05 in cash, without interest, other than shares of Company common stock:

•	held in the treasury of the Company or owned by CheckFree, Merger Sub or any wholly-owned direct or indirect subsidiary of the Company or CheckFree immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by a stockholder who properly demands statutory appraisal rights.

After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options

All outstanding Carreker stock options shall become fully vested and exercisable at the effective time of the merger and, as of the effective time of the merger, shall then terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $8.05 over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $8.05 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger.

Restricted Shares

The merger agreement provides that, at the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and each outstanding share of our restricted stock will be converted into the right to receive $8.05 in cash, without interest, and less applicable tax withholding.

Exchange and Payment Procedures

Prior to the effective time of the merger, Merger Sub will deposit in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with          or another entity (the “paying agent”). Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each of our registered stockholders (each stockholder that holds stock in its own name as of the effective time of the merger). The letter of transmittal and instructions will tell such stockholders how to surrender their common stock certificates or shares they may hold represented by book entry in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory appraisal rights.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered stockholders will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, CheckFree or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to the delivery of such funds to the surviving corporation may look only to CheckFree or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of CheckFree free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the surviving corporation, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ certificate of incorporation and bylaws and equivalent organizational documents, as well as any joint venture agreements;

•	our capitalization, including in particular the number of shares of our common stock and stock options;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement (including that our board of directors has approved, adopted and declared advisable the merger agreement, the merger and the transactions contemplated thereby and that such approval and adoption was made in accordance with the DGCL, including, without limitation, Section 203 thereof);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents or applicable law as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	possession of permits to operate the business and compliance with applicable legal requirements and certain agreements;

•	our SEC filings since January 31, 2004, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	our evaluation of our disclosure controls and procedures and the absence of significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting;

•	stock option grant practices;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since October 31, 2006;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	our and our subsidiaries’ title to assets;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	the receipt by us of a fairness opinion from Bear Stearns; and

•	the absence of undisclosed broker’s fees.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any event, circumstance, change or effect, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be likely to be materially adverse to (a) the business, financial condition or results of operations of us and our subsidiaries taken as a whole or (b) our ability to consummate the merger.

A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, change or effect resulting from:

•	our strategic alternatives process or the merger, including its announcement or consummation;

•	changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on us or our subsidiaries;

•	general changes in the industries in which we and our subsidiaries operate, except those events, circumstances, changes or effects that adversely affect us and our subsidiaries to a greater extent than they affect other entities operating in such industries;

•	changes in the trading price of the shares of our common stock between the date hereof and the effective time of the merger (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the shares of our common stock may be the cause of a material adverse effect); or

•	changes in applicable law or generally accepted accounting principles.

You should be aware that these representations and warranties are made by the Company to CheckFree and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See the introduction to this section, “The Merger,” and also “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by CheckFree and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the possession by CheckFree of sufficient funds to permit it and Merger Sub to consummate the merger;

•	the accuracy of information supplied for this proxy statement;

•	CheckFree’s SEC filings since June 30, 2004, including the financial statements contained therein;

•	legal proceedings and governmental orders; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

For the period between December 29, 2006 and the completion of the merger, we and our subsidiaries have agreed that we will, except as otherwise contemplated by the merger agreement:

•	conduct our business in the ordinary course of business consistent with past practice and, subject to the foregoing, refrain from taking any action that will have the effect of reducing our aggregate cash, cash equivalents and marketable securities or our net working capital (current assets less current liabilities); and

•	use reasonable commercial efforts to preserve intact our business organization, keep available the services of our current officers, employees and consultants, and preserve our current relationships with customers, suppliers and other persons with whom we have significant business relations.

By way of amplification and not limitation of the foregoing, under the merger agreement we have agreed that we will not, except as otherwise contemplated by the merger agreement or unless CheckFree gives its prior written consent:

•	amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien (or authorize any of the foregoing) (a) any shares of any class of our capital stock or the capital stock of any subsidiary, (b) any equity or equity-based compensatory awards or any options, warrants, convertible securities or other rights to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) in us or any subsidiary (except for the issuance of shares of common stock issuable pursuant to employee stock options outstanding on the date of the merger agreement and granted under our stock plans in effect on the date of the merger agreement) or (c) any of our assets or the assets of any of our subsidiaries (except for the disposition of assets in the ordinary course of business and in a manner consistent with past practice);

•	declare, set aside, make or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to any of our capital stock or other equity interest;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our capital stock or other equity interest;

•	acquire (or enter into an agreement to acquire) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between us and our subsidiaries or between any of our subsidiaries;

•	incur (or enter into an agreement to incur) any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice;

•	enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

•	authorize or make (or enter into an agreement to authorize or make) any commitment with respect to any individual or aggregate capital expenditures of the Company and its subsidiaries in excess of certain thresholds;

•	hire any additional employees, except to fill certain designated positions or any vacancies existing on or after December 29, 2006;

•	make any offers to any executive officer of an employment position;

•	increase the compensation payable or to become payable or the benefits provided to our directors, employees or officers, except for increases in the ordinary course of business and consistent with past practice;

•	grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any of our directors, officers or other employees or those of our subsidiaries;

•	establish, adopt, enter into, terminate or amend any employee benefits plan;

•	loan or advance money or other property to any of our current or former directors, officers or employees or those of our subsidiaries;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act;

•	change in any material respect our methods of financial accounting, except in response to changes in generally accepted accounting principles or applicable law after December 29, 2006;

•	make, revoke or change any material tax election or material method of tax accounting, file any amended tax return (unless required by applicable law), enter into any closing agreement relating to a material amount of tax, settle or compromise any material liability with respect to taxes or consent to any material claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

•	pay, discharge or satisfy any claim, liability or obligation in excess of certain thresholds, except in the ordinary course of business and consistent with past practice;

•	pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

•	except with respect to amendments or modifications of material contracts with customers that are in the ordinary course of business and consistent with past practice, amend or modify in any material respect, or consent to the termination of, any material contract, or amend, waive or modify in any material respect, or consent to the termination of, our or any of our subsidiary’s rights thereunder;

•	(a) abandon, sell, assign, or grant any security interest in or to any item of intellectual property owned by or licensed to us, (b) grant to any third party any license, sublicense or covenant not to sue with respect to any of intellectual property owned by or licensed to us, other than in the ordinary course of business consistent with past practice, (c) develop, create or invent any intellectual property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of December 29, 2006), (d) disclose, or allow to be disclosed, any confidential intellectual property owned by us, unless it is subject to a confidentiality or non-disclosure covenant protecting against the further disclosure thereof, or (e) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of our owned or licensed intellectual property;

•	fail to make in a timely manner any filings with the SEC;

•	enter into any contract or agreement with any of our directors or executive officers or those of our subsidiaries or affiliates (or any of their respective affiliates, including any immediate family member of such person); or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Transactions

We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to direct our accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives not to, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to our stockholders) that constitutes, or may reasonably be expected to lead to, any competing transaction;

•	enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a competing transaction;

•	agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any competing transaction; or

•	authorize or permit any of our or our subsidiaries’ representatives to take any such action.

A “competing transaction” is:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any subsidiary;

•	any sale, lease, exchange, transfer or other disposition of all or substantially all of our assets or the assets of any subsidiary;

•	any sale, exchange, transfer or other disposition in which we or any of our subsidiaries participates and which results in any person beneficially owning more than 50% of any class of our equity securities or the equity securities of any subsidiary; or

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 50% of any class of our equity securities or the equity securities of any subsidiary.

Despite the foregoing restrictions, we are permitted to furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction, so long as our board of directors has:

•	determined, in its good faith judgment (after consulting with our financial advisor), that such proposal or offer constitutes or would be reasonably expected to lead to a superior proposal;

•	determined, in its good faith judgment after consulting with our outside legal counsel (who may be our regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties to our stockholders under applicable law;

•	provided written notice to CheckFree of our intent to furnish information or enter into discussions with such person prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement executed in connection with the merger described in this proxy statement (such confidentiality agreement and any related agreements may not include any provision calling for any exclusive right to negotiate with such party).

For purposes of the merger agreement, a “superior proposal” means an unsolicited written bona fide offer made by a third party with respect to a competing transaction, in each case on terms that the our board of directors determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to our stockholders than the merger described in this proxy statement, and for which financing, to the extent it is a condition of such offer, is then committed. However, any such offer will not be deemed to be a “superior proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of our board of directors (after having received the advice of its financial advisor) to be obtained by such third party on a basis our board of directors deems timely.

Additionally, under the merger agreement, neither our board of directors nor any of its committees may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CheckFree or Merger Sub, the approval or recommendation by our board of directors or any such committee of the merger agreement or the merger (or approve or recommend, or cause or permit us to enter into any letter of intent, agreement or obligation with respect to, any competing transaction). Despite the foregoing restrictions, if our board of directors determines, in its good faith judgment at any time prior to the approval of the merger by our stockholders after consulting with outside legal counsel that the failure to make a change in our board of directors recommendation to our stockholders of the merger would be inconsistent with its fiduciary duties, our board of directors may make a change in recommendation and/or recommend a superior proposal, but only:

•	after providing written notice to CheckFree advising CheckFree that our board of directors has received a superior proposal (specifying the material terms and conditions of the superior proposal and identifying the person making such superior proposal);

•	if CheckFree does not, prior to three business days after CheckFree’s receipt of the notice of superior proposal, make an offer that our board of directors determines in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to our stockholders as such superior proposal; and

•	in the event we terminate the merger agreement to accept a superior proposal, if we promptly pay to CheckFree a fee of $7.5 million (as further described below under “Fees and Expenses”).

We also have agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; and

•	to notify CheckFree promptly (and within one business day) of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal.

Access to Information

From the date of the merger agreement until the effective time of the merger, we will (and we will cause our subsidiaries to): (a) provide to CheckFree and CheckFree’s representatives access, during normal business hours and upon reasonable notice by CheckFree, to our officers, employees, agents, properties, offices and other facilities and those of our subsidiaries and to our and their respective books and records, (b) furnish to CheckFree all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to our senior management promptly following delivery to such senior management and (iii) furnish promptly to CheckFree such information concerning our and our subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects as CheckFree or its representatives may reasonably request.

Each party to the merger agreement has agreed to (and to cause its affiliates and representatives to): (a) comply with the confidentiality agreement between us and CheckFree as if a party to that agreement and (b) hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and representatives.

Special Meeting

Under the merger agreement, the Company has agreed:

•	to duly call, give notice of, convene and hold a meeting of our stockholders as promptly as practicable following the date hereof (but no sooner than 20 business days following the date that this proxy statement is mailed to our stockholders) for the purpose of considering and taking action on the merger agreement and the merger; and

•	to include in this proxy statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or CheckFree, the recommendation of our board of directors that our stockholders approve and adopt the merger agreement and the merger and to use our reasonable commercial efforts to obtain such approval and adoption.

•	CheckFree and Merger Sub have represented that they do not own beneficially or of record any of our shares.

Employee Matters

CheckFree has agreed that on and after the effective time of the merger, CheckFree will, and will cause the Company to, (a) honor in accordance with their terms all employment agreements and all bonus, retention and severance obligations of the Company or any subsidiary, and (b) pay at the effective time of the merger to the applicable officers and employees any amounts with respect to such agreements and obligations that are payable by their terms at the effective time of the merger. Also, following the closing of the merger, CheckFree has agreed to cause the Company to provide either the employee benefits maintained by the Company immediately prior to the effective time of the merger or at least the types and levels of employee benefits (including contribution levels) maintained by CheckFree or the surviving corporation for similarly situated employees of CheckFree or the surviving corporation.

With respect to our employees and those of our subsidiaries who remain employed by CheckFree, Merger Sub or their subsidiaries after the effective time of the merger, CheckFree will, and will cause the Company to, treat, and cause the applicable benefit plans to treat, those employees’ period of service to us and our subsidiaries before the effective time of the merger as service rendered to CheckFree or the Company for purposes of eligibility to participate, vesting and for other appropriate benefits. Each of these employees will be required to submit to a drug test and background check in accordance with CheckFree’s policies.

After the effective time of the merger, CheckFree will cause the Company to honor all obligations that accrued prior to the merger under our employee benefit plans.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our stockholders must have approved the merger;

•	the waiting periods applicable to consummation of the merger under the HSR Act must have expired or been terminated; and

•	there must not be any governmental orders or actions that seek to make the merger illegal or otherwise restrict, prevent or prohibit the consummation of the merger.

Conditions to Obligations of CheckFree and Merger Sub

The obligations of CheckFree and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties set forth in the merger agreement (several of which must be accurate in all material respects);

•	the performance, in all material respects, by us of our obligations under the merger agreement;

•	all consents required under contracts to which we are a party in connection with the merger must have been obtained, except those that the failure to obtain is not likely to have a material adverse effect;

•	the disposition by us of our equity interests in Carretek LLC and Mastek Carreker Private Limited (the disposition of our interest in Carretek LLC was completed on January 22, 2007); and

•	the delivery by the Company of its audited financial statements as of and for the nine-months ended October 31, 2006.

Conditions to Obligations of the Company

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of CheckFree and Merger Sub set forth in the merger agreement (several of which must be accurate in all material respects);

•	the performance, in all material respects, by each of CheckFree and Merger Sub of its obligations under the merger agreement in all material respects; and

•	all consents of required under contracts to which CheckFree and Merger Sub is a party in connection with the merger must have been obtained, except those that the failure to obtain is not likely to have a material adverse effect.

The completion of the merger is not subject to CheckFree securing financing to fund the payment of cash to our stockholders. Other than the conditions pertaining to our stockholder approval, the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders, either we, on the one hand, or CheckFree and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of Carreker, CheckFree or Merger Sub, however, has expressed to the other parties any intention to waive any condition as of the date of this proxy statement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of us and CheckFree and Merger Sub;

•	by either us or CheckFree if:

•	the merger has not been consummated by June 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote was taken;

•	by CheckFree if:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withdraws, modifies or changes (or announces an intention to take any such option) in a manner material and adverse to CheckFree or Merger Sub its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement;

•	our board of directors approves or recommends to our stockholders a competing transaction (or announces an intention to take such option); or

•	we breach or fail to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of CheckFree or Merger Sub to effect the merger being satisfied;

•	by us if:

•	we enter into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement and concurrently with the payment of the termination fee as specified in the merger agreement;

•	any of CheckFree or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied; or

•	the closing of the merger does not occur within three business days of the satisfaction or waiver of all conditions to the obligations of CheckFree and Merger Sub to close the merger and we have delivered to CheckFree and Merger Sub notice of such satisfaction or waiver.

Fees and Expenses

We have agreed to pay CheckFree a fee of $7.5 million in cash if:

•	the merger agreement is terminated by any of CheckFree or Merger Sub because:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withdraws, modifies or changes in a manner material and adverse to CheckFree or Merger Sub its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board of directors approves or recommends a competing transaction; or

•	the merger agreement is terminated by us because we have entered into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement.

CheckFree has agreed to pay us a fee of $7.5 million in cash if we terminate the merger agreement because the closing of the merger does not occur within three business days of the satisfaction or waiver of all conditions to the obligations of CheckFree and Merger Sub to close the merger and we have delivered to CheckFree and Merger Sub notice of such satisfaction or waiver.

If the merger agreement is terminated by either us, on the one hand, or CheckFree or the Merger Sub, on the other hand, due to a breach or failure to perform by the non-terminating party of any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of the terminating party to effect the merger being timely satisfied, then the terminating party is entitled to receive from the non-terminating party its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million).

Amendment and Waiver

The merger agreement may be amended by the parties thereto at any time before or after approval and adoption of the merger agreement by our stockholders, but, after any such approval and adoption, no amendment will be made that would reduce the amount or change the type of consideration into which each share shall be converted upon consummation of the merger.

Until the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is quoted on Nasdaq under the symbol “CANI.” The following table sets forth the high and low closing sales prices per share of our common stock on Nasdaq for the periods indicated.

Market Information

Fiscal Year Ended
January 31, 2005	High	Low

Quarter ended April 30, 2004	$15.01	$7.28
Quarter ended July 31, 2004	$10.20	$6.49
Quarter ended October 31, 2004	$10.56	$7.28
Quarter ended January 31, 2005	$8.88	$7.40

Fiscal Year Ended
January 31, 2006	High	Low

Quarter ended April 30, 2005	$7.92	$4.16
Quarter ended July 31, 2005	$6.14	$4.47
Quarter ended October 31, 2005	$7.18	$5.49
Quarter ended January 31, 2006	$5.65	$4.75

Fiscal Year Ended
January 31, 2007	High	Low

Quarter ended April 30, 2006	$6.55	$5.38
Quarter ended July 31, 2006	$7.25	$5.26
Quarter ended October 31, 2006	$7.32	$6.14
Quarter ended January 31, 2007 (through January 22, 2007)	$7.93	$6.98

The closing sale price of our common stock on Nasdaq on December 29, 2006, which was the last trading day before we announced the merger, was $7.64 per share, compared to which the merger consideration represents a premium of 5.4%. On June 9, 2006 the last trading day prior to our announcement on June 12, 2006 that the board was exploring various strategic alternatives, the Company’s common stock closed at $6.50, compared to which the merger consideration represents a premium of 23.8%.

On          , 2007, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $      per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of          , 2007, there were           registered holders of Carreker common stock, although we believe that the number of beneficial owners of our common stock is substantially greater.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, our general financial condition and general business conditions. In addition, the payment of dividends is prohibited by the terms of the merger agreement, except with CheckFree’s prior written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of January 18, 2007, by:

•	each current director of the Company;

•	the principal executive officer of the Company;

•	the principal financial officer of the Company;

•	the other executive officers of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent of the Company’s outstanding common stock.

Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following January 18, 2007 (including all shares subject to stock options that will be exercisable at the effective time of the merger). These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder, and no such securities have been pledged to a third party. Unless a footnote indicates otherwise, the address of each person listed below is c/o Carreker Corporation, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244. As of January 18, 2007, there were 25,031,619 shares of common stock of the Company outstanding.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned (1)	Beneficially Owned

5% Beneficial Owners
Prescott Group Capital Management, L.L.C.(2)	1,819,604	7.27%
1924 South Utica, Suite #1120
Tulsa, OK 74104
Kennedy Capital Management, Inc.(3)	1,659,759	6.63%
10829 Olive Boulevard
St. Louis, MO 63141
Directors and Officers
John D. Carreker, Jr.(4)	2,827,674	11.19%
Jeffrey D. Watkins(5)	1,844,943	7.36%
John D. Carreker III	431,117	1.71%
David K. Sias(6)	305,771	1.22%
Blake A. Williams	247,984	*
Lisa K. Peterson	192,500	*
Suzette Massie	145,000	*
James D. Carreker	134,362	*
Donald L. House	115,226	*
James R. Erwin	72,398	*
John S. Davis	35,000	*

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned (1)	Beneficially Owned

Gregory B. Tomlinson	34,593	*
J. Coley Clark	33,593	*
William C. Hammett, Jr.	11,976	*
Directors and executive officers as a group (14 persons)	6,432,137	24.44%

*	Represents beneficial ownership of less than 1%.

(1)	The number of shares shown includes outstanding shares of common stock owned as of January 18, 2007 by the person indicated and shares underlying options owned by such person on January 18, 2007 that are exercisable within 60 days of that date as follows (including all shares subject to stock options that will be exercisable at the effective time of the merger). At the effective time of the merger, each outstanding stock option, whether or not vested or exercisable, will become fully exercisable and thereafter represent the right to receive an amount in cash, with interest and less applicable tax withholding, equal to the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess, if any, of $8.05 over the exercise price per share of common stock subject to such option. However, information is provided regarding the total number of shares underlying options for the following persons: John D. Carreker, Jr. (241,000 shares, 122,500 of which have an exercise price lower than $8.05), Jeffrey D. Watkins (25,339 shares, 25,339 of which have an exercise price lower than $8.05), John D. Carreker III (213,500 shares, 121,500 of which have an exercise price lower than $8.05), David K. Sias (70,098 shares, 42,302 of which have an exercise price lower than $8.05), Blake A. Williams (166,450 shares, 91,500 of which have an exercise price lower than $8.05), Lisa K. Peterson (127,050 shares, 108,550 of which have an exercise price lower than $8.05), James D. Carreker (74,930 shares, 46,440 of which have an exercise price lower than $8.05), Donald L. House (115,226 shares, 63,569 of which have an exercise price lower than $8.05), Suzette Massie (92,800 shares, 92,800 of which have an exercise price lower than $8.05), James R. Erwin (62,398 shares, 42,302 of which have an exercise price lower than $8.05), John S. Davis (20,000 shares, 20,000 of which have an exercise price lower than $8.05), Gregory B. Tomlinson (33,593 shares, 24,769 of which have an exercise price lower than $8.05), J. Coley Clark (33,593 shares, 24,769 of which have an exercise price lower than $8.05), William C. Hammett, Jr. (11,976 shares, 11,976 of which have an exercise price lower than $8.05) and all directors and executive officers as a group (1,287,953 shares, 838,316 of which have an exercise price lower than $8.05). The number of shares shown also includes all shares of restricted stock held by the indicated individuals as follows: John D. Carreker, Jr. (24,900 shares), John D. Carreker III (79,734 shares), Blake A. Williams (79,734 shares), Lisa K. Peterson (51,850 shares), Suzette L. Massie (44,200 shares) and John S. Davis (15,000 shares).

(2)	Prescott Group Capital Management, L.L.C. is an Oklahoma limited liability company. As of January 18, 2007 Prescott Group Capital Management, L.L.C., together with Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership, Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership, Prescott Group Mid Cap, L.P., an Oklahoma limited partnership, Prescott Group Aggressive Mid Cap, L.P., an Oklahoma limited partnership (together with Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., and Prescott Group Mid Cap, L.P., the “Prescott Group Funds”), and Mr. Phil Frohlich, the principal of Prescott Group Capital Management, L.L.C. (together, the “Reporting Persons”), held 1,826,909 shares of our common stock. The Reporting Persons may be considered a “group” under Section 13(d)(3) of the Act and may be deemed to be the beneficial owners of all the shares of common stock held by the Prescott Group Funds. Mr. Frohlich serves as the managing member of Prescott Group Capital Management, L.L.C. and as such Mr. Frohlich may direct the vote and disposition of the 1,819,604 shares held by the Prescott Group Funds and the 7,305 shares held by him individually. Prescott Group Capital Management, L.L.C. has advised us that 1,737,637 shares held by the Prescott Group Funds are held in accounts which are currently pledged as security for margin purposes.

Mr. Jeffrey D. Watkins, a director of the Company, is the President of Prescott Group Capital Management, L.L.C. and may be deemed to have voting and investment control over the shares beneficially owned by it. Mr. Watkins disclaims beneficial ownership with respect to such shares, except to the extent of any indirect pecuniary interest he may have by virtue of any ownership of the Prescott Group Funds.

(3)	Kennedy Capital Management, Inc. is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E). As of December 31, 2005, Kennedy Capital Management, Inc. owned 1,659,759 shares of our common stock.

(4)	Includes 213,204 shares held in a family limited partnership for which Mr. Carreker is the general partner.

(5)	Please see Note 2 above for additional information relating to Mr. Watkins.

(6)	Includes 6,000 shares held by Patricia L. Sias, the wife of Mr. Sias, as to which Mr. Sias disclaims beneficial ownership.

DISSENTERS’ RIGHT OF APPRAISAL

Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of Carreker as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Carreker will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Carreker a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your Carreker common stock from the date you make your demand for appraisal through the effective date of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Carreker common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Carreker common stock.

All demands for appraisal should be addressed to Carreker Corporation, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Carreker common stock. The demand must reasonably inform Carreker of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Carreker common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Carreker. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Carreker common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Carreker stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Carreker common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, and to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Carreker common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, if you wish to dissent from the merger and pursue appraisal rights, then you should consult your legal advisor.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Carreker may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at Carreker Corporation, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, (972) 458-1981, Attention: Corporate Secretary. If you would like to request documents, please do so by          , 2007, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than          , 2007 and must have complied with Rule 14a-8.

With respect to proxies submitted for the 2007 annual meeting of the Company’s stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date 45 days prior to          , 2007, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Carreker Corporation, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75206, (972) 458-1981, Attention: Corporate Secretary.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Corporate Secretary at the address or telephone number provided above.

By Order of the Board of Directors,

John S. Davis
Corporate Secretary

          , 2007

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER
among
CHECKFREE CORPORATION,
CFA SOFTWARE CORPORATION
and
CARREKER CORPORATION
Dated as of December 29, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2006 (this “Agreement”), among CheckFree Corporation, a Delaware corporation (“Parent”), CFA Software Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Carreker Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Shares”), not owned directly or indirectly by Parent or the Company, will be exchanged for $8.05 in cash (the “Merger Consideration”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2  Closing; Effective Time.  Upon the terms and subject to the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than three (3) Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date that the parties agree to in writing. The Closing shall be held at the offices of Locke Liddell & Sapp LLP in Dallas, Texas unless another place is agreed to in writing by the parties hereto. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger, being the “Effective Time”).

Section 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4  Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

Section 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the

Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

Effect of the Merger on the Stock of the Constituent Entities;
Exchange of Certificates

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share;

(b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2  Treatment of Options and Other Equity Awards.

(a) The Company has awarded stock options and restricted shares under (i) the Company’s Director Stock Option Plan and (ii) the Company’s Third Amended and Restated 1994 Stock Incentive Plan (as amended through the date of this Agreement, collectively referred to as the “Company Stock Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) subject to the terms of Section 2.2(b) to (A) terminate the Company Stock Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

(b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(c) As of the Effective Time, each outstanding share of restricted Company Common Stock granted under the Company Stock Plans (each, a “Company Restricted Stock Award”), the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

(d) If between the date of this Agreement and the Effective Time, the outstanding shares of the Company shall have been increased, decreased, changed into or exchanged for a different number or kind of shares of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

Section 2.3  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.4  Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a) and shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Merger Consideration to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Merger Sub, the Surviving Corporation

and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

ARTICLE III

Representations and Warranties of the Company

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary, the other jurisdictions in which it is authorized to do business, and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and each other holder of equity, is set forth in Section 3.1(b) of the company disclosure schedule (the “Company Disclosure Schedule”). Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.2  Certificate of Incorporation and By-laws.  The Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each of its Subsidiaries have been made available to

Parent and are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 19 2006, (i) 24,975,250 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable (of which 770,925 Shares are issued as Company Restricted Stock Awards), (ii) 664,473 Shares are held in the treasury of the Company and (iii) 3,917,235 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other rights (together with the Company Restricted Stock Awards, the “Company Stock Awards”) granted pursuant to the Company Stock Plans. At the Closing, the aggregate number of issued and outstanding Shares and Shares issuable upon exercise of outstanding Company Stock Options shall be equal to or less than the aggregate number of issued and outstanding Shares and Shares issuable upon exercise of outstanding Company Stock Options set forth above in this Section 3.3(a). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the December 19, 2006: (i) the name of the Company Stock Award recipient; (ii) the number of Shares subject to such Company Stock Award; (iii) the exercise or purchase price of such Company Stock Award; (iv) the date on which such Company Stock Award was granted; and (v) whether the exercisability of or right to repurchase of such Company Stock Award will not be accelerated in any way by the Merger, and indicates the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as reflected in the Company Stock Plans or as set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 3.4  Authority Relative to the Merger.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the DGCL), (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the holders of the Shares, and (iv) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement and the Merger. No state anti-takeover statute is applicable to the Merger.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state takeover laws, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL.

Section 3.6  Permits; Compliance.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no proceedings pending, or to the knowledge of the Company threatened before or by any Governmental Authority or any pending, or to the knowledge of the Company, threatened inquiries or investigations by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

(c) None of the Company, any of its Subsidiaries or any director, officer, agent, or employee of the Company or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (D) in violation of Laws, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.

Section 3.7  SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 31, 2004 (such forms, reports and other documents, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company SEC Report. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at January 31, 2006, including the notes thereto (the “Latest Balance Sheet”), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the Latest Balance Sheet or in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at October 31, 2006, including the notes thereto, (ii) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since January 31, 2006, (iii) liabilities and obligations that have not had, or which would not reasonably be expected to have either individually or in the aggregate a Company Material Adverse Effect, or (iv) as set forth in Section 3.7(c) of the Company Disclosure Schedule.

(d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure and are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Company has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure by management to the Company’s auditors and audit committee since the Latest Balance Sheet.

(f) The Company has never incurred and does not reasonably expect to incur a charge to earnings due to the failure to report in the appropriate fiscal period the expense related to the issuance of a stock option with an exercise price lower than the fair market value of the underlying stock at the date of grant. The Company does not have any program or practice in place to (i) time stock option grants to employees or directors with the release of material non-public information in a manner intended to improperly favor employees or directors or (ii) set the exercise prices in coordination with such release in a manner intended to improperly favor employees or directors.

Section 3.8  Absence of Certain Changes or Events.  Since October 31, 2006, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9  Absence of Litigation.  Except as set forth in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (an “Order”) with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any organization or other entity with whom the Company is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA (“ERISA Affiliate”) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are or within the six years prior to the date upon which the transactions contemplated in this Agreement will close, have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the “Plans”). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any Plan, other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Merger, ERISA, the Code or to otherwise comply with applicable Laws. The Company has expressly reserved its right to amend or terminate each Plan.

(b) Neither the Company nor any ERISA Affiliate (including any entity that during the past six years was a ERISA Affiliate) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a

multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No condition exists and no event has occurred that could constitute grounds for termination of any Plan, and neither the Company nor any ERISA Affiliate has incurred, or reasonably expect to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any ERISA Affiliate to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any ERISA Affiliate of any money or other property or accelerate or provide any other special vesting or other rights or benefits to any current or former employee of the Company or any ERISA Affiliate as a result of the consummation of the Merger (whether alone or in connection with any subsequent event). Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any current or former employee of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible, including without limitation, pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises medical, group health, disability or retiree life insurance benefits for a period following retirement or other termination of employment to any current or former employee, officer or director of the Company or any ERISA Affiliate. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default in any material respect under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no material operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter upon which the plan sponsor is entitled to rely from the Internal Revenue Service (the “IRS”) that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such qualification or exemption.

(e) None of the Company or its Subsidiaries has any knowledge of any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. All contributions and contribution obligations have been reflected on the most recent financial statements of the Company included in the Company SEC Reports.

(g) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law (the “WARN Act”) and have no liabilities pursuant to the WARN Act determined without regard to any terminations of employment that occur on or after the Effective Time. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the Company has complied with all reporting and disclosure obligation to all Governmental Authority and all participants and beneficiaries with respect to each Plan required by the terms of such Plan and any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002.

(h) Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, with respect to the Plans which are “group health plans” under Section 4980B of the Code or Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed under Section 4980(B) of the Code and Part 6 of Title 1 of ERISA, so that neither the Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Plan. Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, with respect to the Company’s Plans which are “group health plans” under Section 9832 of the Code or Section 733 of ERISA, such Plans have been maintained in compliance in all material respects with all requirements imposed under Subtitle K of the Code and Part 7 of Title 1 of ERISA, so that neither the Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any Plan. Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, if the Company or any of its Plans are treated as a “covered entity” under the Privacy and Security Standards at 45 CFR Parts 160 through 164, such covered entities have complied in all material respects with such standards beginning with the effective date of such standards to such covered entities.

(i) The Company and all ERISA Affiliates have complied with Code Section 409A, including all transitional guidance from the Internal Revenue Service, with respect to any interest granted or awarded pursuant to a Plan that is a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), and no person had a legally binding right to an amount under such a nonqualified deferred compensation plan, which would subject such person to the taxes imposed by Code Section 409A.

(j) In addition to the foregoing, with respect to each Plan listed in Section 3.10(a) of the Company Disclosure Schedule that is not subject to United States law (a “Non-U.S. Benefit Plan”), and except as disclosed in Section 3.10(h) of the Company Disclosure Schedule:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan or under any agreement between such employer and employee relating thereto have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan maintained by the Company or any Subsidiary required to be registered or approved has been registered or approved and has been maintained and administered in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in material compliance with all applicable non-United States Laws.

(iv) The Company or a Subsidiary may unilaterally amend or terminate any Non-U.S. Benefit Plan (subject to the requirements of applicable Laws) and no commitments to improve or otherwise amend any Non-U.S. Benefit Plan has been made.

(v) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no Non-U.S. Benefit Plan exists that could result in (A) the payment to any employee or former employee of any money or other remuneration; (B) accelerated or increased funding requirements for any Non-U.S. Benefit Plan; or (C) the acceleration or provision of any increased rights or benefits to any employee as a result of the transactions contemplated by this Agreement.

(vi) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no employee whose employment is governed by the laws of a country other than the U.S. has any agreement as to length of notice or severance pay required to terminate his employment except as results from the application of relevant laws.

(vii) There have been no resignations or redundancy dismissals or, to the knowledge of the Company, any threats of resignation, of any of the employees employed in France by the Company and any of its Subsidiaries (the French Employees”) (A) that have occurred in the six (6) months prior to the date hereof or (B) that will have occurred from the date hereof through the Closing that would be reasonably expected to materially and adversely affect the business of the Company and its Subsidiaries. There is no written or oral employment agreement with French Employees which may not be terminated by the Company by the giving of three months’ notice or less, or which may give rise to any indemnity payment payable by the Company or any of its Subsidiaries (other than those provided by the applicable statute, regulations and any collective bargaining agreement). The Company has complied in all material respects with mandatory statutory provisions, regulations, collective agreements, collective accords and judicial decisions concerning working conditions or relations between the Company and its French Employees or any related representative trade union. The Company pays no moneys in the way of salary to persons who do not perform any real work for the Company. With respect to the French Employees, the Company has no optional retirement plan and has set up no system of participation, intéressement, épargne entreprise, agreement to sell or purchase securities, bonuses or commissions in favor of all or any of its employees, except as provided under mandatory employee participation schemes pursuant to statute and regulations. With respect to the French Employees, the Company has not been found liable in respect of the performance or termination of any contract of employment for a period of five (5) years, and the Company has no procedure relating to collective redundancy dismissals for economic reasons. The Company has complied in all material respects with statutory and regulatory provisions relating to employee representative bodies and union sections for its French Employees. As of the date of this Agreement, no significant industrial dispute that would be reasonably expected to materially and adversely affect the business of the Company and its Subsidiaries has occurred concerning the French Employees in the course of the last two (2) years and, as of Closing, no such matter has occurred and remains uncured.

Section 3.11  Labor and Employment Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists each employee of the Company and the Subsidiaries as of December 15, 2006 and each such employee’s current compensation as of such date and designates as of such date each such employee by the correct employer, job title and business division for which the employee primarily performs services, whether such employee is on leave of absence or layoff status, each employee’s vacation accrual, and each employee’s service crediting date for purposes of vesting and eligibility in its Employee Benefit Plans.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.

(c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which was asserted since January 1, 2006 or which, if asserted prior to January 1, 2006, remains unresolved or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

Section 3.12  Intellectual Property.

(a) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all (i) patents and patent applications in any jurisdiction, (ii) registrations and applications for registration of trademarks in any jurisdiction, unregistered trademarks used in connection with the business of the Company and any of its Subsidiaries as currently conducted and trademark registrations which have been abandoned in any jurisdiction, (iii) registrations and applications for registration of copyrights in any jurisdiction, (iv) domain name registrations in any jurisdiction, (v) all patentable inventions that have not yet become the subject of a patent application, but for which Company intends to file a patent application, in each case, with respect to the foregoing in subsections (i) through (v), as included in the definition of Owned Intellectual Property. Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Licensed Intellectual Property and, for each item of Licensed Intellectual Property embedded in any Products, identifies the parties to which the Company or any of its Subsidiaries, as applicable, have currently effective agreements under which such Licensed Intellectual Property is licensed to Company or a Subsidiary, information regarding termination, expiration and renewal of such agreements, and any royalties or fees payable in the future or on a recurring basis for such licenses to such Licensed Intellectual Property. Section 3.12(a)(i) of the Company Disclosure Schedule lists the jurisdictions in which each such item of Owned Intellectual Property has been issued or registered or in which any such application for such issuance and or registration has been filed. No Owned Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like presently required with respect to any of the Owned Intellectual Property have been paid. Except as set forth in Section 3.12(a)(i) or (ii) of the Company Disclosure Schedules, the Company and its Subsidiaries are not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Owned Intellectual Property, Licensed Intellectual Property embedded in any Products, or other third party, with respect to its and their use thereof or in connection with the conduct of the Company’s and Subsidiaries’ business as currently conducted; provided, however, that this sentence shall not apply to any such requirement, liability or obligation incurred after the date of this Agreement by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice so long as the Company provides prompt written notice to Parent and Merger Sub of the incurrence by the Company or any of its Subsidiaries of such requirement, liability or obligation. For purposes of any Intellectual Property Licenses between Company or a Subsidiary and any of the parties identified in Section 3.12(a)(ii) of the Company Disclosure Schedules, no party identified in Section 3.12(a)(ii) to the Company Disclosure Schedule

pursuant to which Company or a Subsidiary licenses or is provided any Licensed Intellectual Property as currently used in the ordinary course of Company’s or any Subsidiary’s business as presently conducted or as contemplated to be conducted (including, without limitation, Licensed Intellectual Property embedded in any Products) or that Company or a Subsidiary has licensed or granted a third party to use such Licensed Intellectual Property has issued a written notice of termination or non-renewal which remains uncured or has terminated or non-renewed such agreement since December 21, 2005 and all other in formation provided in Section 3.12(a)(ii) of the Company Disclosure Statements is accurate in all material respects.

(b) The Company or a Subsidiary (i) except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedules, is the exclusive owner of all right, title and interest in and to all material Owned Intellectual Property (including, without limitation, all Intellectual Property related to the Products and Services), free and clear of any liens and (ii) except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedules, has a valid and continuing right to use all material Licensed Intellectual Property as currently used and licensed in the ordinary course of their business as presently conducted or as contemplated to be conducted or as Company or a Subsidiary has licensed or granted a third party to use such Licensed Intellectual Property. Except as set forth in Section 3.12(b)(i) and (ii) of the Company Disclosure Schedule, (1) all material Owned Intellectual Property and all Intellectual Property Licenses for any material Licensed Intellectual Property (including, without limitation, such Licensed Intellectual Property embedded in any Products) are subsisting, valid, and enforceable, and (2) neither Company nor any Subsidiary is in material breach or default of its obligations under any third party license or other agreement with Company or a Subsidiary related to any Licensed Intellectual Property, including, without limitation, all restrictions required by the owner or licensor of such Licensed Intellectual Property for Company’s or a Subsidiary’s sublicense of such Licensed Intellectual Property. For purposes of any Intellectual Property Licenses related to Licensed Intellectual Property embedded in any Products, (1) no such Intellectual Property Licenses are subject to unilateral non-renewal by a party identified in Section 3.12(a)(ii) of the Company Disclosure Schedules within 180 days of the date of execution of this Agreement, and (2) there are no material restrictive covenants in such Intellectual Property Licenses other than those that restrict the use of the Licensed Intellectual Property (including, without limitation, any covenants of non-competition). Within 30 days of the execution of this Agreement, Company shall make available to Parent all Intellectual Property Licenses applicable to all Licensed Intellectual Property. Section 3.12(b)(iii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all parties to which the Company or any of its Subsidiaries, as applicable, have currently effective agreements pursuant to which Company or a Subsidiary has granted a third party a right or license to sublicense, distribute, resell, or provide any Owned Intellectual Property or Licensed Intellectual Property to unaffiliated third parties or has granted a right or license to act as a service bureau or outsource services provider for unaffiliated third parties using any Owned Intellectual Property or Licensed Intellectual Property or has granted any exclusive licenses related to the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.12(b)(iii) of the Company Disclosure Schedules,(1) no customer or licensee of the Company or its Subsidiaries has any rights in any Owned Intellectual Property (or any improvements thereto owned by Company or its Subsidiaries) or Licensed Intellectual Property other than the non-exclusive, limited licenses of certain Owned Intellectual Property or Licensed Intellectual Property, (2) neither Company nor any of its Subsidiaries have currently effective agreements pursuant to which Company or a Subsidiary has granted a third party a right or license to sublicense, distribute, resell, or provide any Owned Intellectual Property or Licensed Intellectual Property to unaffiliated third parties or has granted a right or license to act as a service bureau or outsource services provider for unaffiliated third parties using any Owned Intellectual Property or Licensed Intellectual Property or has granted any exclusive licenses related to the Owned Intellectual Property or Licensed Intellectual Property, and (3) the none of the agreements with the parties identified in Section 3.12(b)(iii) has any obligations by Company or any Subsidiary not to compete with such party and contains terms. Within 30 days of the execution of this Agreement, Company shall make available to Parent all agreements with any parties identified in Section 3.12(b)(iii) of the Company Disclosure Schedules.

(c) The conduct by the Company and the Subsidiaries of their business as currently conducted, the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, the Company’s and its Subsidiaries’ current business practices, and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any Products or Services do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary, or any use of the Owned Intellectual Property or Licensed Intellectual Property infringe, misappropriate or otherwise violate the intellectual property rights or contractual rights of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed by the Company or any of its Subsidiaries in conflict with the terms of any license or other agreement. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(d) To the knowledge of the Company, except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no third party is engaging in any activity that infringes, violates, misuses or misappropriates any of the Owned Intellectual Property, and the Company and its Subsidiaries have not made any such claim against any person (including its and their employees and contractors and former employees and contractors).

(e) The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used or held for use in the conduct of the business of the Company and the Subsidiaries as presently conducted, and there are no other material items of Intellectual Property that are used in the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the consummation of the Merger will not result in the termination or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Intellectual Property or require the payment of additional royalties or fees to third parties for the continued use of the Licensed Intellectual Property as currently conducted by the Company and the Subsidiaries.

(f) The Company and the Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use by the Company or the Subsidiaries, including, without limitation, the Owned Intellectual Property, source code, customer lists, prospect lists and marketing and business plans, and any other confidential information. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, to the Company’s knowledge, there have been no material wrongful disclosures by the Company or any Subsidiary, or any current or former employee thereof, of any trade secrets and other confidential Intellectual Property used or held for use by the Company or the Subsidiaries. Without limiting the generality of the foregoing, the Company and the Subsidiaries use a business practice of enforcing a policy requiring all personnel and third parties having access to such trade secrets or other confidential Intellectual Property to execute a written agreement which provides protection therefor and which prohibits the use or disclosure thereof. To the knowledge of the Company, each employee, consultant and independent contractor of the Company and its Subsidiaries or other person involved in the creation of any material Owned Intellectual Property incorporated into or used with the Products or Services has entered into a written non-disclosure and invention assignment agreement with the Company or Subsidiary, as applicable. To the knowledge of the Company, (i) there has been no unauthorized disclosure or misappropriation of any trade secrets or confidential information of the Company or any Subsidiary by any employee, consultant or independent contractor of the Company or a Subsidiary, and (ii) no employee, independent contractor or agent of the Company or Subsidiary while employed by or engaged by the Company or Subsidiary has unlawfully accessed or misappropriated the trade secrets or confidential information in connection with their employment with or engagement by Company or a Subsidiary.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule (which schedule identifies any such open source licensed software, the governing Open Source License the products or services of the Company or any Subsidiary which utilizes such open source licensed software), none of the material Owned Intellectual Property, and no material Products or Services marketed, licensed or sold by the Company or any Subsidiary, uses, incorporates or has embedded in it any source, object or other Software code subject to an

Open Source License. No Software subject to an Open Source License (i) is used or licensed by the Company or its Subsidiaries in the current operation of the Company or its Subsidiaries in a manner that requires the contribution of any portion of any Software owned by the Company to any person, including, without limitation, into the open source software community, or requires the Software (or any portion thereof) to be redistributed at no charge or under an open source license agreement or other license agreement under which the Software was licensed to Company or its Subsidiaries, (ii) neither Company nor any Subsidiary has modified or prepared derivative works of any Software subject to an Open Source License, (iii) No Software subject to an Open Source License and distributed by Company or a Subsidiary has been modified, and (iii) any Software licensed by Sun Microsystems, Inc. to Company or a Subsidiary and distributed by Company or a Subsidiary has been modified. The Company and its Subsidiaries are in compliance in all material respects with all terms of any Open Source License and obligations related thereto, and the Company’s and its Subsidiaries’ agreements with all sublicensees of such software subject to an Open Source License comply in all material respects with the terms and conditions of any and all Open Source License.

(h) Schedule 3.12(h) of the Company Disclosure Schedules contains a list of each Product as of the date of this Agreement. All Licensed Intellectual Property imbedded in any Product is set forth in Section 3.12(a)(ii) of the Company Disclosure Schedules. There are no “time bombs,” expiry dates, dongles or other code that will materially disrupt or terminate the operation or have a material adverse impact on the operation of the Products.

(i) The Company and its Subsidiaries are in compliance in all material respects with all relevant export, re-export and import laws applicable to Company, its Subsidiaries and any Software, Products or Services, including, without limitation, the laws of the United States of America. The Company and its Subsidiaries have not shipped or provided any Products or other Intellectual Property for delivery to, and are not currently providing any Services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury or United States Department of Commerce , and are not currently providing any Services, to a country or an individual in violation of any export or re-export laws.

Section 3.13  Taxes.

(a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary with respect to its employees, customers, shareholders, creditors, independent contractors or other third parties have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the Latest Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any Subsidiary has been included in any other consolidated U.S. federal income Tax Return or other combined, affiliated, unitary or similar group for any taxable period for which the statute of limitations has not expired. Neither the Company nor any Subsidiary (i) has participated in any reportable transaction, (ii) is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code, or (iii) has participated in a potentially abusive tax shelter within the meaning (prior to its Amendment by the American Jobs Creation Act of 2004) of Section 6112(b) of the Code, or (iv) has taken a position on a Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or similar Tax Law. Except as set forth in Section 3.13(a)(iii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its

Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes). Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other person under Section 1502-6 of the Treasury Regulations (or any comparable provision of state, local, foreign or other law) or as a transferee or successor by contract or otherwise.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

(c) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made during the Company’s current tax year through the date hereof or during the Company’s three preceding tax years or is obligated to make any payment that would not be deductible pursuant to Sections 162(a)(1), 162(m) or 280G of the Code.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, the Tax Returns of the Company and the Subsidiaries have not been examined for any taxable years for which the statute of limitations has not expired. Section 3.13(e) of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and each Subsidiary has filed or will file Tax Returns for each taxable period or portion thereof, ending on or before the Closing Date. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. To the extent specified in Section 3.13(e) of the Company Disclosure Schedule, the Company and each Subsidiary has provided Parent with true and complete copies of Tax Returns filed by the Company and the Subsidiaries and audit reports received by the Company or any Subsidiary with respect to the audit of any of their Tax Returns.

(f) Neither the Company nor any Subsidiary has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any Subsidiary.

(g) None of the assets of the Company or any of the Subsidiaries (i) is tax-exempt use property within the meaning of Code Section 168(h), (ii) directly or indirectly secures any debt the interest on which is exempt under Code Section 103(a) or (iii) is property that is required to be treated as being owned by any person (other than the Company or any of the Subsidiaries) pursuant to the provisions of Code Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

Section 3.14  Environmental Matters.  Except as described in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by Company or any Subsidiary under applicable Environmental Laws; (c) none of the Company or any of the Subsidiaries has been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) each of the Company and each Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (e) each of the Company and each Subsidiary is in material compliance with its Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.15  Material Contract.  Section 3.15 of the Company’s Disclosure Schedule contains a list of each Material Contract other than Material Contracts filed as exhibits to (or incorporated by reference in) the Company SEC Filings. Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto. Except as set forth on Section 3.15 of the Company’s Disclosure Schedule, (i) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (ii) the Company and the Subsidiaries have not received any notice of a material default under any Material Contract which remains uncured; and (iii) neither the execution or delivery of this Agreement nor the performance by the Company of this Agreement shall result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any Material Contract. To the Company’s knowledge, no party to a Material Contract (other than the Company and the Subsidiaries) is in breach or violation of, or default under, any Material Contract (x) as of the date of this Agreement and (y) as of the Closing if such breach or violation is reasonably likely to result in a Company Material Adverse Effect.

Section 3.16  Insurance.  Section 3.16 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries. Such Insurance Policies are in effect as of the date of this Agreement. Such Insurance Policies are in such amounts and cover such risks as are reasonably adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and the value of their respective properties and assets on the date hereof. Since October 31, 2006, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or threatened (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material increase in the amount of the premiums payable with respect to any insurance policy.

Section 3.17  Title to Assets.  The Company and each Subsidiary has good title to, or valid leasehold interests in, all their respective properties and tangible assets. All of these properties and assets, other than assets in which the Company or any Subsidiary has leasehold interests, are free and clear of all liens, except for Permitted Liens.

Section 3.18  Proxy Statement.  The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.

Section 3.19  Opinion of Financial Advisor.  The Company has received the written opinion (the “Fairness Opinion”) of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

Section 3.20  Brokers.  No broker, finder or investment banker (other than Bear Stearns & Co., Inc. and GuideCap Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co., Inc. pursuant to which such firm would be entitled to any payment relating to the Merger.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2  Authority Relative to the Merger.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the HSR Act, the Securities Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL.

Section 4.4  Financing.  Parent has sufficient funds to permit Parent and Merger Sub to consummate the Merger, including, without limitation, acquiring all the outstanding Shares in the Merger and cashing out the Company Stock Options.

Section 4.5  Proxy Statement.  The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Parent or Merger Sub or other subsidiaries of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

Section 4.6  No Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent (or its applicable wholly owned subsidiary), as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby, and Parent (or its applicable wholly owned subsidiary) has voted or consented to the approval of this Agreement and the Merger on or prior to the date of this Agreement. None of Parent, Merger Sub or any entity controlled by Parent owns beneficially or of record any Shares.

Section 4.7  SEC Filings; Financial Statements.  Except for such matters as would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, Parent has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since June 30, 2004 (such forms, reports and other documents, collectively, the “Parent SEC Reports”), and the Parent SEC Reports (including the financial statements included therein) are accurate in all material respects and were prepared in accordance in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder.

Section 4.8  Litigation.  As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub or against any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger, and neither Parent nor Merger Sub nor any of their respective properties or assets or, to the knowledge of Parent or Merger Sub, employees is or are subject to any Order that would reasonably be expected to materially adversely affect the ability of the Company or Merger Sub to consummate the Merger.

Section 4.9  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

Conduct of Business Pending the Merger

Section 5.1  Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and subject to the foregoing, the Company will not directly or indirectly take any action that has the effect of reducing its aggregate cash, cash equivalents and marketable securities or its net working capital (current assets less current liabilities); and (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, (ii) any equity or equity-based compensatory awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement and granted under Company Stock Plans in effect on the date of this Agreement) or (iii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for distributions from direct or indirect wholly owned Subsidiaries of the Company to the Company or one of its wholly owned Subsidiaries;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its Subsidiaries or between Subsidiaries; (ii) incur any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (iii) make any loans or advances other than in the ordinary course of business and consistent with past practice; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any capital expenditure in excess of $100,000 individually or in the aggregate $750,000 in any three (3) month period; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

(f) (i) hire any additional employees except to fill the positions identified on Section 5.1(f) of the Company Disclosure Schedule or any vacancies existing on or arising after the date of this Agreement, (ii) make any offers to any executive officer of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice, (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law or (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries;

(g) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act (determined without regard to terminations of employment occurring on or after the Effective Time);

(h) change in any material respect the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act , as agreed to by its independent public accountants;

(i) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000, other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

(k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

(l) except with respect to amendments or modifications of Material Contracts with customers that are in the ordinary course of business and consistent with past practices, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company’s or any Subsidiary’s rights thereunder;

(m) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property or Licensed Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property, except for those items shown in Section 3.12(a)(i) or Section 3.12(a)(ii) of the Company Disclosure Schedule as abandoned;

(n) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(o) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary; or

(p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.2  No Right to Control.  Parent and Merger Sub acknowledge and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

Additional Agreements

Section 6.1  Stockholders’ Meeting.  The Company, acting through the Company Board, shall (a) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (b) (i), subject to Section 6.4(c), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the Merger and (ii) use its reasonable commercial efforts to obtain such approval and adoption.

Section 6.2  Proxy Statement; SEC Filings.

(a) The Company shall file as soon as reasonably practicable the Proxy Statement with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Parent and Merger Sub and its respective counsel shall have a reasonable opportunity to review and comment on (a) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (b) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

(b) Whenever any event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by Parent or the Company, whether an amendment or supplement to the Proxy Statement or otherwise, Parent or the Company, as the case may be, shall (i) promptly inform the other party of such occurrence; (ii) provide reasonable advance notice to such other party of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with such other party in such filing with the SEC or its staff, including without limitation in completing any mailing to stockholders of Company of any amendment or supplement to the Proxy Statement.

Section 6.3  Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated July 11, 2006 between Parent, Bear, Stearns & Co. Inc. and the Company (the

“Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) Each of Parent and Merger Sub shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.

(c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.4  No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 6.4, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party).

(c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or its committees of this Agreement or the Merger (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any

Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b) above). Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not prior to three business days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor), to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement or a Change in Company Recommendation.

(d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 50% of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 50% of any class of equity securities of the Company or of any Subsidiary.

(e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction, in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the Merger, and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.

Section 6.5  Employee Benefits Matters.

(a) On and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms (i) the funding obligations arising out of the Merger as set forth in Article II hereof and (ii) all employment agreements and all bonus, retention and severance obligations, of the Company or any Subsidiary, all of which are listed in Section 6.5(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay at the Effective Time to the applicable officers and employees listed in said Section 6.5(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms at the Effective Time or upon consummation of the Merger.

(b) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the Effective Time (the “Company Employees”) with either (i) the employee benefits maintained by the Company immediately prior to the Effective Date or (ii) at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent or the Surviving Corporation for similarly-situated employees of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving

Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition. Notwithstanding anything herein to the contrary, the Company acknowledges that, in accordance with Parent’s policies applicable to all employees of Parent and its subsidiaries, each Company Employee will be required to submit to a drug test and background check immediately subsequent to the Closing and the results of such drug test and background check will be satisfactory to the Parent in order for such Company Employee to continue employment with the Company. Parent shall, and shall cause the Surviving Corporation, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

(c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Plans.

Section 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The defense of any claim, suit, proceeding or investigation that is subject to this Section 6.6 shall be conducted by legal counsel reasonably satisfactory to the Indemnified Parties and to the Company (or the Surviving Corporation and the Parent after the Effective Time). Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) Parent and Merger Sub each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or indemnification agreements listed in Section 6.6(b) of the Company Disclosure Schedule or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Parent and Merger Sub each also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in the respective charters or bylaws (or other organizational documents) of the Company and the Subsidiaries or any written indemnification agreements between the Company and/or one or more Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule, unless otherwise prohibited by law.

(c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

(d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause (i) any Company As-Stated Representation (as defined in the parenthetical contained in Section 7.2(a)(ii)) or Parent As-Stated Representation (as defined in the parenthetical contained in Section 7.3(a)(ii)) to be untrue or inaccurate as stated herein or (ii) any other representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

Section 6.8  Further Action; Reasonable Commercial Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger, (b) cooperate and use commercially reasonable efforts to take such action necessary to terminate the agreement set forth on Section 6.8 of the Company Disclosure Schedule, (c) cooperate and use all reasonable efforts to obtain a release from or indemnification regarding the obligations of the Company under the Guaranty of Performance by the Company and Mastek Limited in favor of Bank of New York relating to Carretek LLC, and (d) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.8 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.

Section 6.9  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to Section 6.2, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger.

Section 6.10  Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement, the Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except as provided in Article III, neither the Company, any holder of Shares or Company Stock Awards nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent and Merger Sub or any of their representatives or Affiliates with respect to:

(i) any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement.

Notwithstanding the foregoing or any other provisions of this Agreement, no information or knowledge obtained in any investigation conducted by Parent or Merger Sub or provided to Parent or Merger Sub shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby. Notwithstanding the foregoing or any other provisions of this Agreement, this Section 6.10 shall not apply to fraud or any claim arising out of fraud.

(b) The Company agrees that, except for the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV of this Agreement, Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE VII

Conditions to the Merger

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company’s Certificate of Incorporation.

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

(c) Antitrust Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions.

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made on the date of this Agreement and (ii) shall be true and correct in all material respects (other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 (other than the last sentence of Section 3.6(b)), 3.7, 3.17, 3.18, 3.19, and 3.20 (collectively, the “Company As-Stated Representations”), which shall be true and correct as stated therein) at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Agreements.  The Company shall have obtained the consent or approval of each person listed on Schedule 7.2(c) of this Agreement and each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(d) Disposition of Interests.  The Company shall have fully disposed of its equity interests in Carretek LLC, Delaware limited liability company, and Mastek Carreker Private Limited, an India private limited company, in accordance with the Amended and Restated Alliance Agreement dated as of January 31, 2005 by and between the Company and Mastek Limited, an Indian corporation, or otherwise in a manner reasonably satisfactory to Parent.

(e) Audited Financial Statements.  The Company shall have delivered to Parent audited financial statements as of and for the nine-month period ended October 31, 2006.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct when made on the date of this Agreement and (ii) shall be true and correct in all material respects (other than the representations and warranties of the Parent and Merger Sub contained in Sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7 (collectively, the “Parent As-Stated Representations”), which shall be true and correct as stated therein) at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; provided, however that notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub contained in Section 4.7 shall only be required to be true and correct either when made or at the Closing Date to extent that the failure of the representation or warranty to be true and correct results in the Parent or Merger Sub not being able to timely consummate the Merger; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Agreements.  Parent shall have obtained the consent or approval of each person listed on Schedule 7.3(c) of this Agreement and each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Parent or its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote at the Stockholder’s Meeting (or any adjournment or postponement thereof), the stockholders of the Company do not approve this Agreement and the Merger;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consumption of the Merger, and such injunction shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before June 30, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by written notice from Parent to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) and such condition is incapable of being satisfied by the Drop Dead Date;

(d) by written notice from the Company to Parent, if Parent or Merger Sub (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Fee shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(f) by written notice of Parent or Merger Sub, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the stockholders of the Company vote in favor of this Agreement and the Merger, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or Merger Sub, such recommendation, or (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction.

(g) by written notice from the Company to Parent, if the Closing shall not have occurred on or before the date required under Section 1.2 as a result of Parent or Merger Sub’s failure to effect the Closing and (i) at the time of termination the conditions set forth in Sections 7.1 and 7.2 (other than the delivery by the Company of the officer’s certificates contemplated by Section 7.2 and any other conditions that, by their nature, cannot be satisfied until the Closing) have been satisfied or waived and (ii) the Company has delivered to Parent of written notice of such failure.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.3  Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated; provided, that to the extent that the Company’s Expenses are not paid on or prior to the Closing Date, the payment of such Expenses shall be assumed by, and the responsibility of, the Surviving Corporation. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the other transactions contemplated by this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $7,500,000 (the “Fee”), which amount shall be payable in immediately available funds. Subject to Section 8.3(f), the remedy set forth in this

Section 8.3(b) shall be Parent and Merger Sub’s exclusive remedy in the event of the termination of this Agreement by the Company pursuant to Section 8.1(e) or by Parent or Merger Sub pursuant to Section 8.1(f).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(c), then the Company shall reimburse Parent for all of its Expenses (but not in excess of $1,000,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(c), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.2(a) shall have failed as of the date hereof. Subject to Section 8.3(f), the remedy set forth in this Section 8.3(c) shall be Parent and Merger Sub’s exclusive remedy in the event of the termination of this Agreement pursuant to Section 8.1(c).

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall reimburse the Company for all of its Expenses (but not in excess of $1,000,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor). Subject to Section 8.3(f), the remedy set forth in this Section 8.3(d) shall be the Company’s exclusive remedy (except for the remedies and relief set forth in Section 9.7) in the event of the termination of this Agreement pursuant to Section 8.1(d).

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Parent shall pay to the Company promptly (but in any event no later than one business day after such termination) an amount equal to $7,500,000, which amount shall be payable in immediately available funds. Subject to Section 8.3(f), the remedy set forth in this Section 8.3(e) shall be the Company’s exclusive remedy (except for the remedies and relief set forth in Section 9.7) in the event of the termination of this Agreement pursuant to Section 8.1(g).

(f) The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 8.3, which amounts would otherwise be impossible to calculate with precision. In the event that a party hereto shall fail to pay an amount specified under this Section 8.3 when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the party entitled thereto, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

Section 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

General Provisions

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.3(b), 6.5(a), 6.6 and this Article IX shall survive the Effective Time.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Merger Sub:	CheckFree Corporation 4411 East Jones Bridge Road Norcross, Georgia 30092 Facsimile No.: (678) 375-1150 Attention: Laura E. Binion

with a copy to:	Porter Wright Morris & Arthur LLP Huntington Center 41 South High Street Columbus, Ohio 43215-6194 Facsimile No.: (614) 227-2100 Attention: Robert J. Tannous

if to the Company:	Carreker Corporation 4055 Valley View Lane, Suite 1000 Dallas, TX 75244 Facsimile No.: (972) 292-9577 Attention: John D. Carreker, Jr.

with a copy to:	Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Facsimile No.: (214) 740-8800 Attention: John B. McKnight

Section 9.3  Certain Definitions.

(a) For purposes of this Agreement:

(i) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(ii) “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(iv) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v) “Company Material Adverse Effect” means any event, circumstance, change or effect, in each case other than those disclosed herein or in the Company Disclosure Schedule, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of the Company and the

Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) the Company’s strategic alternatives process or the Merger, including its announcement and consummation, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (C) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (D) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (E) changes in Law or GAAP.

(vi) “Company Restricted Stock Award” means each Share outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

(vii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(viii) “Customer Contract” means any contract or other agreement for the delivery of goods or performance of services by the Company or any of its Subsidiaries.

(ix) “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).

(x) “Hazardous Substances” means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

(xi) “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, in any jurisdiction, and any renewals or extensions thereof, and all patentable inventions that have not yet become the subject of a patent application, (ii) Trademarks, (iii) copyrights, including registrations and applications for registration thereof in any jurisdiction and any renewals or extensions thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, and rights in any jurisdiction to limit the use or disclosure thereof by any person, (vi) inventions, discoveries and ideas, whether patented, patentable or no patentable in any jurisdiction, (vii) mask works, (viii) writings or other works of commercial value, whether copyrighted, copyrightable or not copyrightable in any jurisdiction, (ix) licenses, immunities, covenants not to sue and the like relating to the foregoing, (x) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, and (xi) any similar intellectual property or proprietary rights.

(xii) “Intellectual Property Licenses” means (i) any grant to a third party of any right to use any of the Owned Intellectual Property or Licensed Intellectual Property, and (ii) any grant to the Company or any of its Subsidiaries of a right to use a third party’s Intellectual Property.

(xiii) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.

(xiv) “knowledge of Parent or Merger Sub” and the “Parent or Merger Sub’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Parent or Merger Sub, including due inquiry of the appropriate employees of any of their applicable subsidiaries.

(xv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or a Subsidiary pursuant to one or more agreements to which the Company or a Subsidiary is a party.

(xvi) “Material Contracts” means any contract or other agreement to which the Company or any of its Subsidiaries is a party or otherwise bound that is:

(A) Customer Contracts involving payments to the Company or any of its Subsidiaries of amounts in excess of $200,000;

(B) for the delivery of goods or the performance of services to the Company or any of its Subsidiaries and such agreement is material, in the reasonable discretion of the Company to the business, financial condition or results of operations of the Company and the Subsidiaries (and specifically excluding any such agreement or contract that is terminable on a short-term basis by the Company or its Subsidiary that is a party thereto and that is for the delivery of products or services that are readily obtainable by an alternate source);

(C) for the lease, license or purchase or any real property;

(D) for the license of any Owned Intellectual Property by the Company or any of its Subsidiaries, except for Customer Contracts entered into in the ordinary course of business;

(E) for the use of Licensed Intellectual Property that is embedded in the Products;

(F) involving a sharing of profits and losses by the Company or any of its Subsidiaries (other than revenue enhancement contracts for the delivery of goods or performance of services);

(G) containing covenants that restrict or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person;

(H) that requires capital expenditures in excess of $100,000;

(I) involving indebtedness for borrowed money or capital leases;

(J) with a director or officer of the Company and is entered into outside of the ordinary course of business; or

(K) has the meaning set forth in Item 601(b)(10) of Regulation S-K of the SEC with respect to the Company and its Subsidiaries.

(xvii) “Open Source License” means any open source license or other similar type of license, including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or Public Domain Licenses.

(xviii) “Owned Intellectual Property” means all Intellectual Property owned in whole or in part by the Company and its Subsidiaries and/or have a valid claim of ownership in whole or in part (such as a contract right or assignment from an employee or independent contractor, including, without limitation, all the Products and Services and all Intellectual Property related thereto (other than those identified in Section 3.12(a)(ii) of the Company Disclosure Schedules).

(xix) “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, or (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a greater extent than they affect other entities operating in such industries.

(xx) “Permitted Liens” shall mean (a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (c) statutory liens incidental to the conduct of the business of the Company or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (d) at the date of this Agreement (but specifically not applying at the Closing) any lien in favor of JP Morgan Chase Bank (or its predecessors) arising out of indebtedness for borrowed money that has been repaid and (e) notice filings for equipment lease arrangements.

(xxi) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xxii) “Products” means the software products (including modules and any and all improvements thereto) currently marketed or licensed or supported through software maintenance services (or otherwise) by Company and/or its Subsidiaries.

(xxiii) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

(xxiv) “Services” means any services currently marketed, offered or provided by Company and/or its Subsidiaries.

(xxv) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, (ii) electronic databases and electronic compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all documentation including user manuals and other training documentation related to any of the foregoing, (v) encryption keys and other security features, (vii) all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations thereto, (viii) products, and (ix) any similar intellectual property and proprietary rights and computer programs and software.

(xxvi) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; provided, however, that, for purposes of this Agreement, Carretek LLC, a Delaware limited liability company, and Mastek Carreker Private Limited, an India private limited company, are expressly excluded from the definition of a subsidiary of the Company.

(xxvii) “Tax Law” means any Law relating to Taxes.

(xxviii) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any

Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof in connection with the determination, assessment or collection of any Tax of any party or the administration of any Tax.

(xxix) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

(xxx) “Trademarks” means trademarks, service marks, domain name registrations, trade dress, logos, brand names, certification marks, assumed names and other source identifiers, including the goodwill associated with the foregoing and registrations in any jurisdiction, and applications in any jurisdiction to register the foregoing, including extension, modification or renewal of any such registration or application.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location

Action	Section 3.9
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.4(b)
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Company	Preamble
Company Board	Section 3.4
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Section 3.1(b)
Company Employees	Section 6.5(b)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Restricted Stock Award	Section 2.2(c)
Company SEC Reports	Section 3.7(a)
Company Stock Awards	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Competing Transaction	Section 6.4(d)
Confidentiality Agreement	Section 6.3(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Environmental Permits	Section 3.14

Defined Term	Location

ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.17
Fee	Section 8.3(b)
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party(ies)	Section 6.6(a)
IRS	Section 3.10(d)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
Multiemployer Plan	Section 3.10(b)
Multiple Employer Plan	Section 3.10(b)
Non-U.S. Benefit Plan	Section 3.10(h)
Notice of Superior Proposal	Section 6.4(c)
Order	Section 3.9
Parent	Preamble
Parent SEC Reports	Section 4.8(a)
Plans	Section 3.10(a)
Proxy Statement	Section 3.17
Merger Sub	Preamble
SEC	Section 3.7(a)
Securities Act	Section 3.5(b)
Shares	Recitals
Stockholders	Recitals
Stockholders’ Meeting	Section 6.1(a)
Subsidiary	Section 3.1(a)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 1.1
WARN Act	Section 3.10(g)

Section 9.4  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed to give the maximum effect to the intent of the parties hereto; provided, however, that under no circumstances shall the rights of holders of Shares as third-party beneficiaries pursuant to Section 9.6(c) be enforceable by such stockholders or any other person acting for or on their behalf other than the Company and its successors in interest.

Section 9.5  Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for Section 6.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) for, after the Effective Time of the Merger, the rights of holders of Shares to receive the Merger Consideration and the rights of holders of Company Stock Options to receive the amounts specified in Section 2.2(b); and (c) for the rights of holders of Shares to pursue claims for damages and other relief, including equitable relief, for the Parent’s or Merger Sub’s intentional breach hereof, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger or fraud; provided, however, that the rights granted pursuant to clause (c) shall be enforceable on behalf of such stockholders only by the Company in its sole and absolute discretion.

Section 9.7  Specific Performance.  The parties to this Agreement acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage would occur; that the parties to this Agreement and the other persons specified in Section 9.6 would not have an adequate remedy at law; that such persons, including the parties hereto, shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

Section 9.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.9  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11  Company Disclosure Schedule.  Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material” and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHECKFREE CORPORATION

By:	/s/ Mark A. Johnson
Name: Mark A. Johnson

Title:	Vice Chairman

CFA SOFTWARE CORPORATION

By:	/s/ Mark A. Johnson
Name: Mark A. Johnson

Title:	Executive Vice President

CARREKER CORPORATION

By:	/s/ John D. Carreker, Jr.
Name: John D. Carreker, Jr.

Title:	Chairman and CEO

ANNEX B
BEAR
STEARNS

Bear, Stearns & Co. Inc.
1999 Avenue of the Stars
Los Angeles, CA 90067
Tel (310) 201-2600
www.bearstearns.com

December 27, 2006

The Board of Directors
Carreker Corporation
4055 Valley View Lane, #1000
Dallas, TX 75244

Gentlemen:

We understand that Carreker Corporation (“Carreker” or the “Company”), CheckFree Corporation (“CheckFree”) and CFA Software Corporation (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of December 27, 2006 (the “Agreement”), pursuant to which Merger Sub shall be merged with and into Carreker, with Carreker being the surviving entity and becoming a wholly owned subsidiary of CheckFree (the “Merger”). Pursuant to the Agreement, subject to certain exceptions, each issued and outstanding share of common stock, par value $0.01 per share of Carreker (“Carreker Common Stock”) will be converted into the right to receive $8.05 in cash per share (the “Merger Consideration”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to Carreker’s stockholders.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement, dated December 22, 2006;

•	reviewed Carreker’s Annual Reports to stockholders and Annual Reports on Form 10-K for the fiscal years ended January 31, 2004, 2005 and 2006, its Quarterly Reports on Form 10-Q for the periods ended April 30, 2006, July 31, 2006 and October 31, 2006 and its Current Reports on Form 8-K filed since January 31, 2006;

•	reviewed certain operating and financial information relating to Carreker’s business and prospects, including projections for the quarter ending January 31, 2007 and three years ended January 31, 2010 set forth in the Company’s Revised Contingency Reorganization Plan (the “Projections”), all as prepared, revised and provided to us by Carreker’s management;

•	met with certain members of Carreker’s senior management to discuss Carreker’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Carreker Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Carreker;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Carreker;

•	performed discounted cash flow analyses based on the Projections; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Carreker or obtained by us from public sources, including, without limitation, the Projections. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Carreker as to the expected future performance of Carreker. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Carreker that they are unaware of any facts that would make the information and Projections incomplete or misleading. We are aware that, prior to the preparation of the Projections, the Company prepared financial projections other than the Projections; Bear Stearns was informed that it is Carreker’s current view that such other projections do not fully capture the best current assumptions and estimates for Carreker’s projected financial performance and future prospects in the event that Carreker’s strategic alternatives process were to be terminated and Carreker were to continue to operate as a stand-alone business enterprise. For this reason, the Company has authorized and directed Bear Stearns to rely solely upon the Projections (including all underlying assumptions and estimates) in performing our valuation and financial analyses in connection with the rendering of our opinion herein.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Carreker, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a potential transaction with Carreker, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Carreker.

We do not express any opinion as to the price or range of prices at which the shares of Carreker Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Carreker in connection with the Merger and will receive a customary fee for such services, which is contingent on successful consummation of the Merger, and reimbursement of certain of our expenses. In addition, Carreker has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Carreker and/or CheckFree and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Carreker and does not constitute a recommendation to the Board of Directors of Carreker or any holders of Carreker Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Carreker’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Carreker or the effects of any other transaction in which Carreker might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however. that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Carreker Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Carreker’s stockholders.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Davies B. Beller
Davies B. Beller
Senior Managing Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of a class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

c. Cash in lieu of fractional shares or fractional depository receipts of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonable informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid up on the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Preliminary Proxy Card]
CARREKER CORPORATION
4055 Valley View Lane, Suite 1000
Dallas, Texas 75244
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR A
SPECIAL MEETING OF STOCKHOLDERS ON ___________, 2007
     The undersigned stockholder of CARREKER CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the official Notice of Special Meeting of Stockholders, dated ________, 2007, and hereby appoints JOHN D. CARREKER, JR. and JOHN S. DAVIS, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on ________, ___, 2007, at 10:00 a.m., Central Standard Time, at the DoubleTree Hotel Dallas, 4099 Valley View Lane, Dallas, Texas 75244, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
SPECIAL MEETING OF STOCKHOLDERS OF
CARREKER CORPORATION
_________________, 2007

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-540-5760 from any touch-tone telephone and follow the instructions.
Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com/cani” and follow the on-screen instructions.
Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-540-5760 or www.voteproxy.com/cani up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
(continued and to be signed on reverse side)

     1. To approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2006 (as it may be amended from time to time, the “merger agreement”), among Carreker Corporation (the “Company”), CheckFree Corporation (“CheckFree”) and CFA Software Corporation, an indirect, wholly-owned subsidiary of CheckFree (“Merger Sub”), pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $8.05 in cash, without interest.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
     2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement;

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
     In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 29, 2006 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), AMONG CARREKER CORPORATION (“COMPANY”), CHECKFREE CORPORATION (“CHECKFREE”) AND CFA SOFTWARE CORPORATION, AN INDIRECT, WHOLLY-OWNED SUBSIDIARY OF CHECKFREE (“MERGER SUB”), PURSUANT TO WHICH, UPON THE MERGER BECOMING EFFECTIVE, EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE “COMMON STOCK”) (OTHER THAN SHARES HELD BY A STOCKHOLDER WHO IS ENTITLED TO AND WHO PROPERLY DEMANDS AND PERFECTS STATUTORY APPRAISAL RIGHTS IN COMPLIANCE WITH ALL OF THE REQUIRED PROCEDURES UNDER DELAWARE LAW) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $8.05 IN CASH, WITHOUT INTEREST; AND (2) FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT.
Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
Please mark, sign, date and return this proxy card using the enclosed envelope.
Dated:

Signature

Signature

Title or Authority
(Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, please provide the full corporate name and sign as an authorized officer, giving full title as such. If stockholder is a partnership, please provide the partnership name and sign as an authorized person.)